STOCK PURCHASE AGREEMENT


              STOCK PURCHASE AGREEMENT ("Agreement"), dated as of April 5, 1994, between
FAIRFIELD COMMUNITIES, INC., a Delaware corporation having its principal office at 2800 Cantrell
Road, Little Rock, Arkansas 72202 (the "Seller"), and SECURITY CAPITAL BANCORP, a North
Carolina corporation having its principal office at 507 West Innes Street, Salisbury, North Carolina 28144
("SCBC").

                         W I T N E S S E T H:

              WHEREAS, the Seller owns Two Hundred Thousand (200,000) shares ("Shares") of the common stock of First Federal Savings and Loan Association of Charlotte (the "Association"), which Shares constitute all of the issued and outstanding shares of capital stock of the Association;

              WHEREAS, the Seller wishes to sell the Shares to SCBC, and SCBC wishes to purchase and acquire, or to have the Designated Subsidiary (as hereinafter defined) purchase and acquire, the Shares from the Seller (the "Acquisition"), all on the terms set forth hereinafter; and

              WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties, covenants and indemnification in connection with the transactions contemplated hereby;

              NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:

                                  ARTICLE I
                                 DEFINITIONS

              "Acquisition" shall have the meaning set forth in the preamble of this Agreement.

              "Adverse Consequences" shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages
(including any trebling thereof), assessments, premiums, penalties, fines, interest, costs, amounts paid in settlement or in compromise, Liabilities, obligations, Taxes arising from claims by taxing authorities, liens, losses, expenses, monetary sanctions awarded during the Litigation, and fees (including attorneys' fees awarded to third parties), court costs, and reasonable attorneys', expert witness', investigators', consultants' and accountants' fees and expenses (of the party incurring or subject to the foregoing matters) arising from an occurrence of any of the foregoing; provided, however, (i) with respect solely to Direct
Claims, it is the intention of SCBC and the Seller to include only direct compensatory damages resulting from any of the above and indirect, consequential, exemplary and/or punitive damages resulting from any of the above are specifically excluded from the definition of Adverse Consequences, except that the Seller shall be entitled, as and when provided under Section 2.4(e), to recover the Penalty as a Direct Claim for SCBC's failure to pay the Deferred Payments in accordance with provisions of Section 2.4(b) and (d) of this Agreement, and (ii) with respect to Third Party Claims, it is the intention of SCBC and the Seller to exclude from the definition of Adverse Consequences wages, salaries and similar compensation paid by SCBC, the Association or any of the Retained Association Subsidiaries to their employees in respect of time spent by such employees in defending such Third Party Claims, including the Litigation, but to include out-of-pocket expenses incurred by such employees.
                          "Affiliate" shall have the meaning set forth in
Rule 12b-2 promulgated under the Securities
Exchange Act of 1934, as amended.

              "Agreement" shall have the meaning set forth in the preamble of this Agreement.

              "Association" shall have the meaning set forth in the preamble of this Agreement, as modified by the provisions of Section 2.5.

              "Association Common Stock" shall have the meaning set forth in
Section 3.3 of this Agreement.

              "Association Financial Statements" shall mean (i) the audited consolidated balance sheets
(including related notes and schedules, if any) of the Association as of December 31, 1993, 1992 and
1991 and the related audited consolidated statements of operations, stockholder's equity and cash flows
(including related notes and schedules, if any) for each of the periods ended December 31, 1993 and
1992, June 30, 1992, and December 31, 1991 as have been Previously Disclosed (or, in the case of the period ended December 31, 1993, as will be disclosed to SCBC prior to the Effective Time) and (ii) the
Association's unaudited consolidated balance sheets (including related notes and schedules, if any) as of September 30, 1993 and the related unaudited consolidated statements of operations, stockholder's equity and cash flows for the three-month and nine-month periods ended September 30, 1993 as have been
Previously Disclosed and, with respect to interim periods ended subsequent to December 31, 1993, as will be provided to SCBC prior to the Effective Time.

              "Association Letter" shall mean the letter dated as of the date hereof, from the Association to SCBC, containing certain representations and warranties to SCBC as of the date hereof.

              "Association Subsidiaries" shall mean any corporation, commercial bank, industrial bank, savings association, savings bank, partnership, Joint Venture, limited liability company, business trust, or other organization more than 10% of the stock or ownership interest of which is owned, directly or indirectly, by the Association, as Previously Disclosed.

              "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

              "Bankruptcy Litigation" shall mean all threatened and hereafter asserted claims against SCBC, the Association or a Retained Association Subsidiary by the trustee in bankruptcy or by any other party in interest in the bankruptcy cases of Carley Capital Group, James E. Carley or L. David Carley for alleged fraudulent transfers or preferential transfers to the Association or any Association Subsidiary by the Carley Capital Group or entities related to the Carley Capital Group.

              "Budgeted Reserves" shall mean New Reserves in respect of Other Assets in an amount equal to the sum of (i) $1,250,000, plus (ii) an amount determined by multiplying the number of months during the Interim Period (or portion of a calendar month if the Closing does not occur on the last day of calendar month) times $20,000 (or proportionate lesser amount for a portion of a calendar month in which the Closing occurs).

              "Capped Interim Period Earnings Amount" shall mean an amount (which may be a negative number) equal to the lesser of (i) the amount of the Interim Period Earnings, and (ii) One Million Eight
Hundred Twenty-Five Thousand Dollars ($1,825,000) plus, in the event the Closing occurs on a date after the Target Date, an amount (which may be a negative number) equal to one hundred percent (100%) of the Interim Period Earnings attributable to the period of time commencing after the Target Date and ending on and including the Closing Date (the "Post-Target Date Interim Period Earnings").

              "Cash" shall mean currency of the United States of America.

              "Cash Equivalents" shall mean stocks, bonds, notes, obligations, other forms of intangible property or whatever else has been received by the Association during the Interim Period, except Cash, real property or tangible personal property, (i) as a payment on, a distribution from, a restructuring or reorganization of, a sale or other disposition of, or as a result of a foreclosure or other asset realization procedure on, any Excluded Loans, Excluded Real Estate and JV Interests or Repurchased Timeshare and
Lot Assets, which (ii) has a quantifiable monetary value determinable under GAAP at the time of its receipt by the Association, and which (iii) has been credited against the Gross Book Value of the particular Excluded Loan, Excluded Real Estate and JV Interest or Repurchased Timeshare and Lot Asset in respect of which it was received.

              "Class Action Litigation" shall mean (i) the civil action styled Charlotte T. Curry, individually and on behalf of all others similarly situated v. First Federal Savings & Loan Association of Charlotte,
Case No. 93 CVS 7963, filed in the General Court of Justice, Superior Court Division, Forsyth County,
North Carolina and subsequently transferred to the General Court of Justice, Superior Court Division,
Mecklenberg County, North Carolina, and any and all other claims now or hereafter asserted against
SCBC, the Association or a Retained Association Subsidiary in such civil action, and (ii) any civil action commenced against SCBC, the Association, the successor to the Association after the Merger, or any
Retained Association Subsidiary which (X) is filed by or on behalf of one or more Persons who are described as a member of the purported class, as defined in the complaint filed in the Curry litigation, and who opts out of any settlement or award in the Curry litigation, or (Y) is filed subsequent to dismissal of the Curry litigation without prejudice by or on behalf of one or more Persons who are described as a member of the purported class, as defined in the complaint filed in the Curry litigation.

              "Closing" shall have the meaning set forth in Section 5.8(a) of this Agreement.

              "Closing Date" shall have the meaning set forth in Section 5.8(a) of this Agreement.

              "Commissioner" shall have the meaning set forth in Section 5.1 of this Agreement.

              "Continuing Employees" shall have the meaning set forth in
Section 5.9 of this Agreement.

              "Controlled Group of Corporations" shall have the meaning set forth in Tax Code Section 1563.

              "CRA" shall mean the Community Reinvestment Act of 1977, as amended.

              "Deferred Payment Amount" shall mean a portion of the Purchase Price equal to the dollar amount specified on Appendix 1.

              "Deferred Payment Security Interests" shall have the meaning set forth in Section 2.4(c).

              "Designated Subsidiary" shall mean the SCBC Subsidiary, if any, designated by SCBC as set forth in Section 8.7 hereof.

                          "Direct Claim" shall mean any claim by an
Indemnified Party on account of an Indemnifiable
Loss that does not result from a Third Party Claim.

              "Effective Time" shall mean the time and date specified pursuant to Section 5.8 hereof as the effective time of the Acquisition.

              "Effects of Extraordinary Items" shall be determined at the Effective Time and shall mean an amount (which may be a negative number) equal to (i) the sum of (A) an amount equal to all New
Reserves in respect of Excluded Assets, but only to the extent that such New Reserves are subtracted in accordance with Sections 2.2(b)(i), (ii) and (iii) hereof from the Net Book Value of the Excluded Assets to be purchased by the Seller or have been taken into account in determining the gains and losses on
Excluded Assets sold or otherwise disposed of during the Interim Period for purposes of clauses (i)(B) and (ii) hereof, and (B) an amount equal to all losses on the sales or other dispositions of Excluded Assets during the Interim Period, determined in accordance with GAAP and without regard to the effects of federal, state and local income Taxes and other Taxes in the nature of income Taxes, minus (ii) an amount equal to all gains on the sales or other dispositions of Excluded Assets during the Interim Period, determined in accordance with GAAP and without regard to the effects of federal, state and local income
Taxes and other Taxes in the nature of income Taxes.

              "Employee Benefit Plan" shall mean any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan,
(iii) qualified defined benefit
retirement plan or arrangement which is an Employee Pension Benefit Plan,
(iv) Employee Welfare
Benefit Plan or material fringe benefit plan or program, or (v) stock option, stock purchase, stock appreciation, stock or cash bonus, or similar plan or arrangement.

              "Employee Pension Benefit Plan" shall have the meaning set forth in ERISA Section 3(2).

              "Employee Welfare Benefit Plan" shall have the meaning set forth in ERISA Section 3(1).

              "Environmental Agency" shall have the meaning set forth in
Section 3.12(f) of this Agreement.

              "Environmental Law" shall have the meaning set forth in
Section 3.12(d) of this Agreement.

              "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

              "Excluded Assets" shall mean (i) the Excluded Loans; (ii) the Excluded Real Estate and JV
Interests; (iii) the Repurchased Timeshare and Lot Assets; (iv) all Association Subsidiaries that are not
Retained Association Subsidiaries; (v) Proceeds; (vi) all loans wholly charged off as of September 30, 1993 and in respect of which all original collateral, if any, had been realized and liquidated by the
Association as of September 30, 1993; (vii) all claims, demands, causes of action or other rights and the like, including, but not limited to, claims against any borrowers, guarantors, sureties, insurers under policies of insurance existing at or prior to the Effective Time and claims against Persons asserting claims against the Association and its successors and assigns, whether in litigation, arbitration or otherwise, related to, or guaranteeing or insuring against risks of loss associated with, the assets described in clauses
(i) through (vi) of this definition or arising from or related to, or guaranteeing or insuring against risks of loss associated with, the Excluded Liabilities or other matters with respect to which the Seller shall be obligated after the Effective Time to indemnify SCBC, the Association and the Retained Association
Subsidiaries and all present and future judgments, fines, settlement proceeds, awards or other recoveries of any kind (collectively, "Recoveries") from the litigation or settlement of such claims, demands or causes of actions; and (viii) all records and original documents which pertain to or are utilized by the Association and the Association Subsidiaries to administer, reflect, monitor, evidence or record information with respect to the operation or ownership of any of the assets described in the other clauses of this definition or with respect to the Excluded Liabilities.

              "Excluded Liabilities" shall mean all liabilities and obligations of the Association or any of the Association Subsidiaries arising prior to or after the Effective Time in respect of or in connection with the Excluded Assets, including, but not limited to, all obligations of the Association to fund future advances on the Excluded Loans.

              "Excluded Loans" shall mean the loans and other items listed on Exhibit A hereto and all related escrow accounts and servicing rights associated therewith and all Proceeds therefrom.

              "Excluded Real Estate and JV Interests" shall mean the real estate, Joint Ventures and other assets listed on Exhibit B hereto, all interests of the Association and the Retained Association Subsidiaries therein and all Proceeds therefrom.

              "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

              "FDIC" shall mean the Federal Deposit Insurance Corporation, or any successor thereto.

              "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System, or any successor thereto.

              "FHLB of Atlanta" shall mean Federal Home Loan Bank of
Atlanta.

              "Fiduciary" shall have the meaning set forth in ERISA Section
3(21).

              "GAAP" shall mean generally accepted accounting principles in effect in the United States from time to time, as applied by the entity in respect of which the term is used consistently with its past practices.

              "Gross Book Value" shall mean the book value of an asset, plus or minus, adjustments, if any, for the following: undisbursed loan balances, accrued interest, deferred fees, deferred interest and reserves for uncollected interest, but not reducing such book value by the amounts of specific valuation allowances and charge-offs and, when used in reference to or in respect of Repurchased Timeshare and
Lot Assets, Timeshare and Lot Reserves as defined in the definition of "Net Book Value," which are reflected in the books and records of the Association at September 30, 1993.

              "Hazardous Materials" shall have the meaning set forth in
Section 3.12(e) of this Agreement.

              "HMDA" shall mean the Home Mortgage Disclosure Act, as amended.

              "HOLA" shall mean the Home Owners' Loan Act, as amended.

              "Homeowners Litigation" shall mean the civil action styled Carson Pond Homeowners'
Association v. Carolina Financial Service Corporation, et al, Case No. 92 CVS 12275, filed in the
General Court of Justice, Superior Court Division, Mecklenberg County, North Carolina, and all other claims now or hereafter asserted against the Association or any Retained Association Subsidiary in such civil action or in a civil action filed by the Carson Pond Homeowners' Association subsequent to the dismissal of the pending action without prejudice for any acts or omissions by any of them prior to the Closing which claims are based generally upon the factual allegations set forth in the complaint in the aforesaid pending litigation.

              "Indemnification Security Interests" shall have the meaning set forth in Section 8.4(a).

              "Indemnifiable Losses" shall mean any and all Adverse Consequences resulting from Litigation or an event, circumstance or occurrence giving rise to a Direct Claim or a Third Party Claim, except to the extent that such Adverse Consequences are the result of any action taken or omitted to be taken by the Indemnified Party in breach of its obligations under this Agreement or under the Responsibilities
Agreement or in violation of law.

              "Indemnified Party" shall mean any Person entitled to indemnification under this Agreement.

              "Indemnifying Party" shall mean any Person required to provide indemnification under this
Agreement.

              "Indemnity Payment" shall mean any amount of Indemnifiable Losses required to be paid pursuant to this Agreement.

              "Intellectual Property" shall mean (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposal(s), (vi) all computer software (including data related documentation), source codes and site licenses, (vii) all other proprietary rights, and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

              "Interim Period" shall mean the period commencing on and including October 1, 1993 and ending as of the Effective Time.

              "Interim Period Earnings" shall mean consolidated net earnings of the Association and the
Association Subsidiaries during the Interim Period, determined (i) in accordance with GAAP, (ii) without regard to the effects of federal, state and local income Taxes and other Taxes in the nature of income
Taxes, and (iii) without regard to the effects of any of the components that determine the Effects of
Extraordinary Items.

                          "Joint Venture" shall mean any joint venture,
partnership or similar arrangement in which the Association or any Association Subsidiary is a member, party or partner (whether general or limited), as Previously Disclosed."

              "Knowledge" shall mean the actual knowledge of the Seller's senior executive officers and directors (including, without limitation, the Seller's senior executive officers responsible for Tax matters and the Seller's representatives on the Association's Board of Directors) after reasonable inquiry of the executive officers and directors of the Association and each Retained Association Subsidiary, the Person or Persons responsible for the day-to-day operations of any Association Subsidiary that is not a Retained
Association Subsidiary but over which the Association or any Retained Association Subsidiary exercises managerial control, and the Seller's and the Association's attorneys, accountants and other professionals involved in matters related to the Seller, the Association and/or any Association Subsidiary.

              "Liability" shall mean any liability (whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability
for Taxes.

              "Litigation" shall mean the Bankruptcy Litigation, the Class Action Litigation and/or the
Homeowners' Litigation, as applicable.

              "Litigation Security Interests" shall have the meaning set forth in Section 8.4(a).

              "Loan" shall have the meaning set forth in Section 3.23 of this Agreement.

              "Material Adverse Event" shall mean any event, matter, item or circumstance (other than as a result of changes (a) in banking or thrift laws or regulations of general applicability or interpretations thereof by court or governmental entities, (b) in GAAP, (c) in interest rates, or (d) when used in respect of the Association and the Association Subsidiaries, in or relating to the Excluded Assets) that in and of itself, or when combined with all similar events, matters, items or circumstances, reasonably could be expected to have, now or in the future, a material adverse effect on the business, financial condition, operations, results of operations or prospects of the Association and the Retained Association Subsidiaries, taken as a consolidated whole (unless otherwise indicated herein), or SCBC and the SCBC Subsidiaries, taken as a consolidated whole (unless otherwise indicated herein), as the case may be, but when used in respect of the Association and the Retained Association Subsidiaries, shall not include those changes which would reasonably be expected to occur as a reasonable consequence of the Acquisition, including, without limitation, the consequences of employee resignations and employee relations difficulties.

              "Merger" shall have the meaning set forth in Section 2.5 of this Agreement.

              "Multiemployer Plan" shall have the meaning set forth in ERISA
Section 3(37).

              "Net Book Value" shall mean (i) when used in reference to or in respect of an asset other than a Repurchased Timeshare and Lot Asset, the Gross Book Value of such asset less charge-offs (net of recoveries) and specific valuation allowances allocated to that asset which are reflected in the books and records of the Association at September 30, 1993 in accordance with GAAP and in the Ordinary Course of Business, and (ii) when used in reference to or in respect of Repurchased Timeshare and Lot Assets, the Gross Book Value of such assets minus (A) the amount of the Timeshare and Lot Reserve Account on the Association's books and records at September 30, 1993, minus (B) the amount of the general reserve account attributable to Repurchased Timeshare and Lot Assets on the Association's books and records at September 30, 1993, and minus (C) any separate interest reserve attributable to Repurchased
Timeshare and Lot Assets on the Association's books at September 30, 1993 (the reserve accounts described in clauses (A), (B) and (C) hereof, without reference to balances at September 30, 1993, being referred to in this Agreement as the "Timeshare and Lot Reserves"), plus (D) the aggregate amount of the Timeshare and Lot Reserves at September 30, 1993 reallocated by the Association during the Interim
Period as contemplated by Section 5.3(k) hereof.

              "New Reserves," when used in reference to or in respect of a category or classification of the
Association's assets, shall mean the aggregate of the charge-offs (net of recoveries) and general and specific valuation provisions for loss contingencies on assets of the Association within that category or classification of assets that are entered by the Association on its books and records during the Interim
Period in accordance with GAAP and in the Ordinary Course of Business; provided, however, except to the extent that the Association reallocates general or specific reserves during the Interim Period as contemplated by the provisions of Section 5.3(k) hereof, such aggregate shall not include (i) any valuation provisions resulting from allocations made of valuation allowances (general or specific) existing on the
Association's books at September 30, 1993, and (ii) any charge-offs (net of recoveries) and valuation provisions (general or specific) in respect of Other Assets entered by the Association on its books and records during the Interim Period that are not expensed in calculating Interim Period Earnings.

              "OTS" shall mean the Office of Thrift Supervision, its predecessor, the Federal Home Loan Bank
Board, and any successor to the Office of Thrift Supervision.

              "Ordinary Course of Business" shall mean the ordinary course of business of the entity respecting which this term is used, conducted in the same manner as theretofore conducted during the 18 months preceding the date of this Agreement and consistent with the entity's past policies, practices, and methods
(including with respect to quantity and frequency) in effect during such 18-month period (except as modified at the request of SCBC as provided in Section 5.3(a)), but shall expressly exclude the initiation of new, or the modification of the terms of existing, transactions with Affiliates not required by financial institution regulatory authorities.

              "Other Assets" shall mean all assets of the Association and the Retained Association Subsidiaries other than the Excluded Assets.

              "PBGC" shall mean the Pension Benefit Guaranty Corporation.

              "PCBs" shall have the meaning set forth in Section 3.12(b) of this Agreement.

              "Penalty" shall mean the amount payable by SCBC to the Seller as and when provided in Section
2.4(e).

              "Period End" shall have the meaning set forth in Section 8.2(a) of this Agreement.

              "Person" shall mean an individual, a partnership, a corporation, a commercial bank, an industrial bank, a savings association, a savings bank, a limited liability company, an association, a joint stock company, a trust, a business trust, a Joint Venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

                          "Previously Disclosed" shall mean information
disclosed in a letter from the Seller making such disclosure specifically referring to this Agreement and arranged in paragraphs corresponding to the
Sections, subsections and items of this Agreement applicable thereto, and delivered to SCBC, and shall include statements made in the Association Letter.

              "Proceeds" shall mean any real property, personal property, stocks, bonds, notes (including promissory notes delivered to and accepted by the Association in connection with the sale of an asset), obligations or other forms of intangible property or whatever else is received by the Association or an Association Subsidiary during the Interim Period, except Cash and Cash Equivalents, as a payment on, a distribution from, the sale or other disposition of, or a restructuring or reorganization of, or as a result of a foreclosure, deed in lieu of foreclosure, cancellation of a lot contract receivable, or other asset realization procedure on an Excluded Asset.

              "Prohibited Transaction" shall have the meaning set forth in ERISA Section 406 and Tax Code
Section 4975.

              "RCRA" shall have the meaning set forth in Section 3.12(e) of this Agreement.

              "Reportable Event" shall have the meaning set forth in ERISA
Section 4043.

              "Repurchased Timeshare and Lot Assets" shall mean all of the timeshare and lot contract receivables which were originated by the Seller or Affiliates of the Seller other than the Association and sold to the Association, all related escrow accounts and servicing rights associated therewith and all
Proceeds therefrom.

              "Responsibilities Agreement" shall mean the agreement, the form of which is attached as Exhibit
D, to be executed and delivered by the Seller and SCBC at the Closing.

              "Restrictions on Transfer" shall mean any restriction, limitation, or prohibition upon an owner's right, power or authority to transfer, sell, or otherwise convey full title and ownership rights in a security, including, but not limited to, any restriction, limitation or prohibition arising under federal or state securities laws or regulations, voting trusts, court orders, agreements among or between shareholders, and agreements with third parties.

              "Retained Association Subsidiaries" shall mean those Association Subsidiaries set forth on Exhibit
C hereto.

              "Rights" shall mean warrants, options, rights (whether stock appreciation rights, conversion rights, exchange rights, profit participation rights, or otherwise), convertible securities and other arrangements or commitments which obligate an entity to issue, otherwise cause to become outstanding, sell, transfer, pledge, or otherwise dispose of any of its capital stock or other ownership interests, or any voting rights thereof or therein.

              "SCBC" shall have the meaning set forth in the preamble of this Agreement.

              "SCBC Subsidiaries" shall mean Security Bank and Trust Company; OMNIBANK, Inc., A State
Savings Bank; Citizens Savings, Inc., A State Savings Bank; Home Savings Bank, Inc., A State Savings
Bank; First Cabarrus Corporation; Estates Development Corporation; and, First Security Credit
Corporation.

              "Section 338 Forms" shall have the meaning set forth in
Section 5.3(i) of this Agreement.

              "Security Interest" shall mean any mortgage, deed of trust, pledge, lien, encumbrance, charge, or other security interest, other than (i) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, and
(ii) purchase money liens and
liens securing rental payments under capital lease arrangements.

              "Seller" shall have the meaning set forth in the preamble of this Agreement.

              "Seller's Payment" shall have the meaning set forth in Section 2.2(b) of this Agreement.

              "Shares" shall have the meaning set forth in the preamble of this Agreement.

              "Significant Contract" shall mean (a) any note, bond, mortgage or other instrument which evidences or secures indebtedness of the Association (other than a deposit) or a Retained Association
Subsidiary with a balance outstanding of $25,000 or more, which cannot be redeemed or prepaid at the option of the Association or the Retained Association Subsidiary for an amount which, when added to the outstanding principal balance, would be less than $25,000, (b) any agreement, arrangement, commitment, contract or other instrument, except a lease of real or personal property, to which the
Association or any Retained Association Subsidiary is a party or by which they are bound, if (i) such agreement, arrangement, commitment, contract or instrument was not made in the Ordinary Course of
Business by the Association or such Retained Association Subsidiary, or (ii) the performance or nonperformance of such agreement, arrangement, commitment, contract or instrument could either (X) increase the liabilities or decrease the assets of the Association or such Retained Association Subsidiary, or (Y) decrease the income or increase the expenses of the Association or such Retained Association
Subsidiary, in each case by $25,000 or more over the remaining term of the obligation, exclusive of all optional renewal periods and extensions of the term; provided, however, that any such agreement, arrangement, commitment, contract or other instrument shall not be deemed to a Significant Contract in the event the Association or such Retained Association Subsidiary has the contractual right to terminate the agreement, arrangement, commitment, contract or other instrument in question on 30 days notice or less, without incurring a penalty or premium in excess of $25,000. It is understood that Significant
Contacts do not include loans or commitments to fund loans or to extend credit.

              "Significant Lease" shall mean (a) any lease of real or personal property, or any sublease of real property, by the Association or any Association Subsidiary, as lessee, pursuant to which the Association or the Association Subsidiary reasonably anticipates the payment of aggregate rent, taxes, insurance, utilities (if applicable) and other charges in excess of $25,000 over the remaining term of the lease, exclusive of all optional renewal periods and optional extensions of the term (provided, however, that any such lease shall not be deemed a Significant Lease in the event the Association or the Association
Subsidiary has the contractual right to terminate the lease in question on 30 days' notice or less, without incurring a penalty or premium in excess of $25,000); or (b) any lease of real or personal property, or any sublease of real property, by the Association or any Association Subsidiary, as lessor, pursuant to which the Association or the Association Subsidiary reasonably anticipates the collection of aggregate rent in excess of $25,000 over the remaining term of the lease, exclusive of all optional renewal periods and extensions of the term (provided, however, that any such lease shall not be deemed a Significant Lease in the event the Association or the Association Subsidiary has the contractual right to terminate the lease in question on 30 days' notice or less, without incurring a penalty or premium in excess of $25,000).

              "Target Date" shall mean July 31, 1994 or such later date as shall be determined by extending the Target Date after July 31, 1994 by one day for each Late Day (as such term is defined in Section 5.1 hereof). By way of example, if under Section 5.1 there are an aggregate of six Late Days, then the
Target Date shall mean August 6, 1994.

              "Tax" or "Taxes" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, withholding, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Tax Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or taxes of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

              "Tax Code" shall mean the Internal Revenue Code of 1986, as amended.

              "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

              "Tax Sharing Agreement" shall have the meaning set forth in
Section 2.3(b) of this Agreement.

              "Termination" when used in reference to or in respect of the Bankruptcy Litigation, the Class
Action Litigation, or the Homeowners Litigation, shall mean (i) an order, ruling or judgment of a court or a binding award of an arbitrator that is no longer subject to review, reversal, modification or amendment by appeal or writ of certiorari, which ends such Litigation against SCBC, the Association and the Retained Association Subsidiaries, (ii) any compromise or settlement of such Litigation that, upon payment of all Liabilities against SCBC, the Association and/or the Retained Association Subsidiaries created thereby, will be completely implemented and consummated and that, if necessary, has been approved by an order, ruling or judgment of the applicable court that is no longer subject to review, reversal, modification or amendment by appeal or writ of certiorari, or
(iii) insofar as such Litigation is
defined to include claims with respect to which an action has not been commenced and for which an action is not commenced in the future, either (A) a written opinion (containing only such limitations as are mutually acceptable to SCBC and the Seller) from counsel mutually acceptable to SCBC and the Seller that all such claims are barred by the applicable statute of limitations, or
(B) the date which is the sixth
(6th) anniversary of the Closing Date.

              "Third Party Claim" shall mean any claim, action or proceeding made or brought by any Person that is not a party hereto or an Affiliate of a party hereto.

              "Timeshare and Lot Reserves" shall have the meaning set forth in the definition of the term "Net
Book Value."

              Other terms used herein are defined elsewhere in this Agreement.


                                 ARTICLE II
             PURCHASE AND SALE OF SHARES; MERGER OF THE ASSOCIATION

Section 2.1.  Acquisition of Shares

              (a) At the Closing, upon satisfaction of the conditions contained in Article VI hereof, (i) the Seller shall sell and deliver the Shares to SCBC, and (ii) in exchange therefor, SCBC shall pay the
Purchase Price, as defined and calculated in accordance with Section 2.1(b) below, to the Seller as follows: the Deferred Payment Amount shall be paid by SCBC at the times set forth in, upon satisfaction of the conditions contained in, and in accordance with the other terms of
Section 2.4 hereof, and an
amount (the "Cash Payment Amount") equal to the excess of the Purchase Price over the Deferred
Payment Amount shall be paid to the Seller by SCBC in immediately available funds; provided that, the
Seller may elect pursuant to Section 2.2(d) hereof to cause SCBC to pay all or a portion of the Cash
Payment Amount to the Association or a Retained Association Subsidiary as an offset to, and a credit against, the Seller's Payment. The Purchase Price shall constitute the entire purchase price to be paid by SCBC for the Shares.

              (b) The "Purchase Price" for the Shares means Forty Million Three Hundred Fifty Thousand
Dollars ($40,350,000), plus the excess, if any, of the Earnings Adjustment, as defined and calculated in accordance with Section 2.1(c) below over the aggregate of payments for Taxes on taxable income earned during the Interim Period made by the Association during the Interim Period in accordance with the Tax
Sharing Agreement or by the Association or SCBC pursuant to the provisions of Section 2.3(a) hereof, regardless of whether such payments are cash payments made by the Association to the Seller or credits
(by way of provisions, allocations or otherwise) made by the Association to the Timeshare and Lot
Reserves. The Seller understands that the Earnings Adjustment could be a negative number which, under the foregoing formula, would have the effect of reducing the Purchase Price by the absolute value of such negative number.

              (c) The "Earnings Adjustment" means and shall be the amount determined either under clause
(i), (ii) or (iii) below, whichever applies:

              (i)  If the Interim Period Earnings are
                   an amount less than $2,625,000, then the Earnings Adjustment shall be an amount (which may be a negative number) equal to (a) the Capped Interim Period Earnings Amount, minus (B) the amount of the Effects of Extraordinary Items.

             (ii)  If the Interim Period Earnings
                   minus the amount of the Effects of Extraordinary Items are an amount equal to or more than $2,625,000, then the Earnings
                   Adjustment shall be the Capped Interim
                   Period Earnings Amount.

             (iii) If (A) Interim Period Earnings are
                   an amount more than $2,625,000, and (B)
                   Interim Period Earnings minus the amount of the Effects of Extraordinary Items are an amount (the "Clause (iii) Amount") that is less than $2,625,000, then the Earnings Adjustment shall be an amount equal to the Capped Interim Period
                   Earnings Amount, minus an amount equal to
                   (C) $2,625,000 minus (D) the
                   Clause (iii) Amount.

              (d) The amount of the Interim Period Earnings, the Post-Target Date Interim Period Earnings, if necessary, the Effects of Extraordinary Items and the Earnings Adjustment shall be estimated in the
Ordinary Course of Business of the Association as of the Effective Time, and such estimated amount shall be used in calculating the Purchase Price. As soon as reasonably practicable following the Effective
Time, the actual amount of the Interim Period Earnings, the Post-Target Date Interim Period Earnings, if necessary, the Effects of Extraordinary Items and the Earnings Adjustment shall be determined by the
Seller and SCBC, and any difference between the Purchase Price calculated using the actual amount of the Interim Period Earnings, the Post-Target Date Interim Period Earnings, if necessary, the Effects of
Extraordinary Items and the Earnings Adjustment and the Purchase Price calculated at the Closing by using the estimated amount of the Interim Period Earnings, the Post-Target Date Interim Period Earnings, if necessary, the Effects of Extraordinary Items and the Earnings Adjustment shall be paid by the appropriate party hereto within ten (10) days after such determination.

Section 2.2  Purchase of Excluded Assets.

              (a) At the Closing and immediately prior to the Effective Time, upon satisfaction of the conditions contained in Article VI hereof other than Section 6.3(m), the Seller shall purchase from the
Association or the applicable Retained Association Subsidiary, and the Association or the applicable
Retained Association Subsidiary shall transfer and assign to the Seller, all of the Excluded Assets and, in exchange therefor, the Seller shall pay an amount equal to the Seller's Payment, as defined and calculated in accordance with Section 2.2(b) below, to the Association or the applicable Retained
Association Subsidiary in immediately available funds and shall assume the Excluded Liabilities. The
Seller's Payment and the assumption by the Seller of the Excluded Liabilities shall constitute the entire purchase price to be paid by Seller for the Excluded Assets.

              (b) The "Seller's Payment" means the sum of the amounts determined in clauses (i), (ii) and (iii) below:

                   (i)    the Net Book Value of the Excluded
                          Loans (A) minus all New Reserves in
                          respect of Excluded Loans and (B) minus all Cash and Cash Equivalents received by the Association in respect of Excluded Loans, but only to the extent such Cash and Cash Equivalents received did not increase Interim Period Earnings;

                  (ii)    the Net Book Value of the Excluded
                          Real Estate and JV Interests and, to the extent they are not included within the term "Excluded Real Estate and JV
                          Interests," the Association Subsidiaries other than the Retained Association Subsidiaries (A) minus all New Reserves in respect of Excluded Real Estate and JV Interests and (B) minus all Cash and Cash Equivalents received by the
                          Association in respect of Excluded Real
                          Estate and JV Interests and, to the extent they are not included within the term "Excluded Real Estate and JV Interests," the Association Subsidiaries other than the Retained Association Subsidiaries, but only to the extent such Cash and Cash Equivalents received did not increase Interim Period Earnings; and

                   (iii)  the Net Book Value of the
                          Repurchased Timeshare and Lot Assets, (A) minus all New Reserves in respect of Repurchased
                          Timeshare and Lot Assets, including all
                          New Reserves attributable to Timeshare and Lot Reserves, and (B) minus all Cash and Cash Equivalents received by the Association in respect of Repurchased
                          Timeshare and Lot Assets, but only to the extent such Cash and Cash Equivalents received did not increase Interim Period
                          Earnings.

              (c) Notwithstanding the definitions of the terms "Excluded Assets" and "Proceeds" and the provisions of Section 2.2(a) above, SCBC shall have the right to identify Excluded Loans and Excluded
Real Estate and JV Interests, and Proceeds therefrom (but not Repurchased Timeshare and Lot Assets and
Proceeds therefrom), to be retained by the Association or a Retained Association Subsidiary, which right shall be subject to the terms and conditions of this Section 2.2(c). SCBC shall identify to Seller all
Excluded Loans and Excluded Real Estate and JV Interests, and Proceeds therefrom, to be retained by the Association or a Retained Association Subsidiary by delivery of written notice on or before the date five (5) days before the Closing Date. Any Excluded Asset or Proceeds therefrom so identified by SCBC shall continue to be considered Excluded Assets for all other purposes of this Agreement other than for
Seller's obligation to acquire such assets as Excluded Assets under Section 2.2(a) hereof.

              (d) Notwithstanding the provisions of Sections 2.1(a) and 2.2(a) hereof, the Seller shall have the right to elect to cause SCBC to pay all or a portion of the Cash Payment Amount to the Association and/or any Retained Association Subsidiary from which Excluded Assets are to be transferred, as an offset to, and a credit against, the Seller's Payment (the portion of the Cash Payment Amount to be paid to any Retained Association Subsidiary shall not exceed the portion of the Seller's Payment otherwise to be paid to such Retained Association Subsidiary), and the Seller shall have the option to acquire the stock of Carolina Financial Services Corporation, a Retained Association Subsidiary ("CFSC"), and any and all loans from the Association or any Retained Association Subsidiary (other than CFSC) to CFSC at an aggregate purchase price equal to the sum of the Net Book Value of such shares and the Net Book Value of all such loans at the Closing Date, in lieu of acquiring from CFSC the Excluded Assets owned by
CFSC. For purposes of the foregoing sentence, the definition of "Net Book Value" shall be deemed to refer to the Closing Date rather than to September 30, 1993. The Seller shall exercise the right and the option described in the foregoing provisions of this Section 2.2(d) by delivering written notice to SCBC on or before the date five (5) days before the Closing Date and by causing the Association and CFSC to transfer all of the assets of CFSC that are not Excluded Assets to the Association immediately prior to the Closing.

Section 2.3.  Tax Sharing Liability.

              (a)  At the Closing, upon satisfaction of the conditions in
Article VI hereof, other than Section
6.3(m), and immediately prior to the Effective Time, the Association shall pay to the Seller the Tax
Sharing Liability. In the event that the Association is not permitted to make such payment to the Seller by the OTS, SCBC shall make such payment on behalf of the Association. The parties hereto do not intend any such payment of the amount of the Tax Sharing Liability to constitute a portion of the
Purchase Price.

              (b) The "Tax Sharing Liability" shall mean any unpaid amount for Taxes the Association is obligated to advance to the Seller for taxable income earned during the Interim Period pursuant to
Sections 4 and 6 of the Tax Sharing Agreement, dated August 17, 1990, among the Seller and certain of its subsidiaries, including the Association and certain of the Association Subsidiaries, as amended
November 14, 1990 and September 14, 1992 (the "Tax Sharing Agreement"), excluding any Tax
Liabilities arising from or in connection with the Section 338(g) Election or the Section 338(h) Election described in Section 5.3, and less the amount, if any, of prior overpayments as reflected on the
Association's books and records.

                          (c)  The amount of the Tax Sharing Liability shall
be estimated in the Ordinary Course of
Business of the Association as of the Closing Date. As soon as reasonably practicable following the
Effective Time, the actual amount of the Tax Sharing Liability as of the Closing Date shall be determined by the Seller and SCBC and any difference between the Tax Sharing Liability as estimated and the actual
Tax Sharing Liability shall be paid by the Seller to the Association or by the Association to the Seller, as the case may be, within ten (10) days after such determination.

              (d) Notwithstanding the provisions of Section 2.2(a) and 2.3(a) hereof, the Seller shall have the right to cause all or a portion of the amount of the Tax Sharing Liability, as estimated as of the Closing
Date, to be retained by the Association or paid to any Retained Association Subsidiary from which
Excluded Assets are to be transferred as an offset to, and a credit against, the Seller's Payment. The
Seller shall exercise this right by delivering written notice to SCBC and the Association on or before the date five (5) days prior to the Closing Date.

Section 2.4.   Deferred Payment Amount - Interest Accrual and Payments.

              (a) In order to induce SCBC to agree to consummate the Acquisition before Termination of the
Litigation, Seller and SCBC agree to defer payment of the Deferred Payment Amount until after Closing and to pay the Deferred Payment Amount in accordance with, as and when provided in this Section 2.4.
Except as provided in this Section 2.4, SCBC shall have no right or authority or claim to the Deferred
Payment Amount and shall have no right or authority to set off against payment(s) of the Deferred
Payment Amount any amounts due and owing by Seller to SCBC, the Association or the Retained
Association Subsidiaries in respect of matters other than the Litigation or to delay the payment(s) of the Deferred Payment Amount pending the final resolution of any such other matters. The unpaid part of the Deferred Payment Amount shall accrue interest at an adjusting annual rate equal to the annual rate of interest paid by Security Bank and Trust Company, an SCBC Subsidiary, on certificates of deposit having principal of $100,000 or more and a term of five (5) years (the "CD Rate"), with such rate being adjusted and re-set at such times, and in tandem with, changes in the CD Rate (the "Interest Rate"), until the earlier of the time (i) the Deferred Payment Amount has been paid in full by SCBC in accordance with, as and when provided in Section 2.4(b) or (ii) cash in an amount equal to the unpaid balance of the Deferred Payment Amount shall have been delivered to the Escrow Agent as provided in Section 2.4(d).
Accrued interest shall be added to the balance of the Deferred Payment Amount at the end of each calendar month and shall thereafter be a part of the Deferred Payment Amount.

              (b) As soon as practicable but in no event later than 15 days after the Termination of the relevant
Litigation (or at Closing in the event Termination of the relevant litigation has occurred at least 15 days prior to the Closing Date), SCBC shall make one or more installment payments (the "Deferred
Payments") of the Deferred Payment Amount as follows:

                        (i)     After Termination of the Class
                                Action Litigation, SCBC shall pay to the Seller or, to the extent the Seller has not made adequate provision for the full satisfaction of such Liability by means satisfactory to SCBC, to such Persons other than the Seller as necessary to satisfy and pay in full any Liability of SCBC, the Association and the Retained Association Subsidiaries created by such Termination, an amount equal to Percentage A on Appendix 1 times the initial
                                Deferred Payment Amount, plus all or the applicable portion of the amounts retained by SCBC pursuant to the provisions of clauses (ii) and (v) of this Section
                                2.4(b) plus interest accrued at the Interest
                                Rate on such amounts from the Closing
                                Date.

                          (ii)  After Termination of the Bankruptcy
                                Litigation, SCBC shall pay to the Seller or, to the extent the Seller has not made adequate provision for the full satisfaction of such Liability by means satisfactory to SCBC, to such Persons other than the Seller as necessary to satisfy and pay in full any Liability of SCBC, the Association and the Retained Association Subsidiaries created by such
                                Termination, an amount equal to (A) if the Class Action Litigation previously has been Terminated, Percentage B on Appendix 1 times the initial Deferred Payment
                                Amount plus interest accrued at the Interest
                                Rate on such amount from the
                                Closing Date, or (B) if the Class Action
                                Litigation has not been Terminated,
                                Percentage C on Appendix 1 times the initial
                                Deferred Payment Amount plus
                                interest accrued at the Interest Rate on such amount from the Closing Date.

                         (iii)  After Termination of the
                                Homeowners' Litigation, SCBC shall pay to the Seller or, to the extent the Seller has not made adequate provision for the full satisfaction of such Liability by means satisfactory to SCBC, to such Persons other than Seller as necessary to satisfy and pay in full any Liability of SCBC, the Association and the Retained Association Subsidiaries created by such
                                Termination, an amount equal to Percentage D on Appendix 1 times the initial
                                Deferred Payment Amount plus interest
                                accrued at the Interest Rate on such
                                amount from the Closing Date.

                          (iv)  After Termination of all
                                Litigation, SCBC shall pay to the Seller the remaining balance of the Deferred Payment Amount provided that all Liabilities of SCBC, the Association and the Retained Association Subsidiaries created by all
                                Terminations of all Litigation have been fully satisfied and paid.

                          (v)   Notwithstanding the foregoing
                                provisions of this Section 2.4(b), SCBC may withhold any Deferred Payment which it would otherwise be obligated to pay under the foregoing provisions of this
                                Section 2.4(b) if and only if SCBC in its good faith and reasonable judgment, based on information made available to the
                                Seller (by way of example, and not
                                limitation, assertions of new claims or new theories of liability in the Class Action Litigation, information indicating inaccuracies in the estimates of potential Liability from Litigation contained in letters of the Seller's independent auditors provided to SCBC in advance of the execution of this Agreement, and assertions of fraudulent conveyance claims in the Bankruptcy Litigation) and supported by a written opinion of legal counsel selected by SCBC and reasonably acceptable to the Seller, determines that for the sole purpose of securing Seller's obligation to indemnify SCBC, the Association and the Retained Association Subsidiaries for Indemnifiable Losses suffered by reason of the Litigation, the balance of the Deferred Payment Amount that would remain after such payment would not be sufficient to fully pay and satisfy the potential Liabilities of SCBC, the Association and the Retained Association Subsidiaries from Litigation for which there has not been a Termination.

              (c) The Seller shall grant to SCBC, as collateral agent for its benefit and the benefit of the Association and each of the Retained Association Subsidiaries (the "Collateral Agent"), perfected first liens and security interests on and in the Deferred Payment Amount and interest accrued thereon
("Deferred Payment Security Interests"), which Deferred Payment Security Interests shall be released in proportion to and to the same extent as the Deferred Payment Amount is paid to the Seller, or to other
Persons, as provided in Section 2.4(b).

              (d) Notwithstanding the foregoing provisions of this Section 2.4, upon the first to occur of (A)
SCBC's failure to make a Deferred Payment in accordance with, as and when provided in Section 2.4(b) hereof, which failure is determined to have been in bad faith as provided in
Section 2.4(e) hereof, (B)
a "change-in-control" of SCBC (which term shall mean (i) the adoption of a plan of merger or share exchange by SCBC pursuant to which the holders of SCBC's voting capital stock as of the Closing Date as a group would receive less than 50% of the voting capital stock of the surviving corporation, (ii) the acquisition of more than 25% of SCBC's outstanding voting capital stock by any Person pursuant to a transaction or series of transactions not approved by a formal resolution adopted by a majority of the members of SCBC's Board of Directors in office prior to such Person's acquisition of more than 10% of such voting capital stock and continuing in office at the time of such vote, or (iii) the adoption of an agreement by SCBC pursuant to which it would sell to a Person (other than an SCBC Subsidiary) the capital stock or assets of one or more SCBC Subsidiaries which, in the aggregate, constitute more than
40% of SCBC's then existing consolidated total assets), and (C) a decline in the ratio (expressed as a percentage) of consolidated tangible capital to consolidated total assets of SCBC to less than three and one-half percent (3.5%), SCBC shall deposit with Wachovia Bank of North Carolina, N.A. or any other bank acceptable to SCBC and the Seller (the "Escrow Agent") cash in an amount equal to the unpaid balance of the Deferred Payment Amount plus interest accrued at the Interest Rate on such amount from the end of the prior calendar month, which cash shall be held, invested and administered by the Escrow
Agent pursuant to an escrow agreement the form and substance of which shall be mutually acceptable to the Seller, SCBC and the Escrow Agent.

              (e) If SCBC fails to make a Deferred Payment in accordance with, as and when provided in either Section 2.4(b) or Section 2.4(d) hereof (the "Defaulted Deferred Payment"), and such failure is determined to have been in bad faith (as hereafter defined), SCBC shall pay and the Seller shall be entitled to receive, in addition to the Defaulted Deferred Payment and interest accrued thereon, an amount
(the "Penalty") equal to twenty percent (20%) of the sum of the amount of the Defaulted Deferred
Payment plus interest accrued thereon at the Interest Rate from the end of the prior calendar month. The term "bad faith" shall mean the failure to make a Deferred Payment for any reason other than (i) SCBC's honest, good faith and reasonable belief that Termination of the relevant Litigation has not occurred, or
(ii) SCBC's honest, good faith and reasonable determination pursuant to
Section 2.4(b)(v) that it may
withhold the Deferred Payment.

Section 2.5.  Merger of the Association

              It is anticipated that SCBC will, as soon as practicable following the Acquisition and after certain necessary interim steps, cause the Association to be merged with and into an SCBC Subsidiary (the
"Merger"). All references in this Agreement to the Association pertaining to any time or event occurring at or after the effectiveness of the Merger shall be deemed to be references to the SCBC Subsidiary which is the successor of the Association resulting from the Merger.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE SELLER

              The Seller represents and warrants to SCBC as follows:

Section 3.1.  Organization, Good Standing and Authority of Seller

              The Seller is duly organized, validly existing, and in good standing as a general business corporation under the laws of the State of Delaware, and has the powers and privileges of a general business corporation, including, without limitation, full power to carry on its business. The Seller is duly qualified to do business in the States of Arkansas and North Carolina.

Section 3.2.  Warranty of Title to the Shares

              The Seller holds of record and beneficially owns, and has good and marketable title to, the Shares and, except as Previously Disclosed, the Shares are not subject to any Restrictions on Transfer, Taxes,
Security Interest, or Rights. Except as Previously Disclosed, the Seller is not a party to any voting trust, shareholders' agreement, proxy, voting trust, or other agreement or understanding with respect to the
Shares or the voting rights associated therewith.

Section 3.3.  Capital Structure of the Association

              The authorized capital stock of the Association consists of 20,000,000 shares of capital stock, of which 12,500,000 shares are common stock, par value $.01 per share ("Association Common Stock"), and of which 7,500,000 shares are preferred stock, par value $.01 per share (the "Association Preferred
Stock"). As of the date hereof, there were 200,000 shares of the Association Common Stock issued and outstanding, and the Shares constitute all of such outstanding Association Common Stock. All outstanding shares of the Association Common Stock have been duly issued, are validly outstanding, fully paid and nonassessable. Except as Previously Disclosed, there are no Rights authorized, issued or outstanding with respect to the capital stock of the Association. None of the outstanding shares of the
Association's capital stock has been issued in violation of the preemptive rights of any person. There are no shares of Association Preferred Stock outstanding.

Section 3.4.  Organization, Standing and Authority

              The Association is a federal savings and loan association duly organized, validly existing and in good standing under the laws of the United States with full corporate power and authority to carry on its business as now conducted and is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The officers and directors of the Association have been accurately and completely
Previously Disclosed to SCBC.

Section 3.5.  Ownership of Association Subsidiaries

              The Association does not own, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, commercial bank, industrial bank, savings association, savings bank, partnership, Joint Venture, limited liability company, business trust, or other organization, except for the Association Subsidiaries and except as Previously Disclosed. The outstanding shares of capital stock or other voting securities or ownership interests of the Retained Association
Subsidiaries are validly issued and outstanding, fully paid and nonassessable, and all such shares are directly or indirectly owned by the Association free and clear of all Restrictions on Transfer, Taxes, and
Security Interests. No Rights are authorized, issued or outstanding with respect to the capital stock or other voting securities or ownership interests of any of the Retained Association Subsidiaries and there are no voting trusts, shareholders' agreements, proxies or other agreements or understandings with respect thereto.

Section 3.6.  Organization, Standing and Authority of the Association
Subsidiaries

              Each of the Retained Association Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. Each of the Retained Association
Subsidiaries (i) has full power and authority to carry on its business as now conducted, (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification where failure to so qualify would constitute a Material Adverse Event with respect to the Association and the Retained Association
Subsidiaries, and (iii) is not presently engaged in any activities that have not been Previously Disclosed.
The officers and directors of each Association Subsidiary have been accurately and completely Previously
Disclosed to SCBC.

Section 3.7.  Authorized and Effective Agreement

              (a) Subject to the approval of the Acquisition by the Seller's shareholders as set forth in Section
6.1(a), the Seller has all requisite corporate power and authority to enter into, to deliver, and (subject to receipt of all required governmental approvals as set forth in Section 5.1) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement have been, and upon the approval of the Acquisition by the Seller's shareholders as set forth in Section 6.1(a), the consummation of the transactions contemplated hereby, other than the Merger, will have been, duly and validly authorized by all necessary corporate action in respect thereof on the part of the Seller. This Agreement constitutes a legal, valid and binding obligation of the Seller, which is enforceable against the Seller in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

              (b) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by the Seller with any of the provisions hereof shall (i) conflict with or result in a breach of any provision of the certificate of incorporation (or, as applicable, the charter) or bylaws of the Seller, the Association or any Retained Association Subsidiary; (ii) except as Previously
Disclosed, conflict with, or constitute or result in a breach of, any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Security Interest upon any material property or asset of the Seller, the Association or any Retained Association Subsidiary pursuant to, any note, bond, mortgage, indenture, lease, license, agreement, instrument, or other arrangement or obligation to which the Seller, the Association or any Retained Association Subsidiary is a party or by which it is bound; or
(iii) except as Previously Disclosed and subject to receipt of all required governmental approvals as set forth in Section 5.1, violate any order, ruling, decree, charge, writ, injunction, regulatory agreement or memorandum of understanding, constitution, statute, rule or regulation applicable to the Seller, the
Association or any Association Subsidiary.

Section 3.8.  Financial Statements; Organizational Documents; Minute Books

              (a) Except as Previously Disclosed, the Association Financial Statements present fairly or will present fairly, as the case may be, the consolidated balance sheets of the Association and the Association
Subsidiaries as of the dates indicated and the consolidated statements of operations, stockholder's equity and cash flows for the periods then ended in conformity with GAAP, are correct and complete, and are consistent with the books and records of such entities; provided, however, that the Association Financial
Statements for the three-month period ended September 30, 1993 and for any interim period subsequent to the year-ended December 31, 1993 will be subject to normal year-end adjustments (which adjustments, based on presently known facts, will not be material individually or in the aggregate).

              (b) The Seller or the Association previously has delivered to SCBC true, complete and correct copies of the certificates of incorporation (or, as applicable, the charters) and bylaws, and previously has provided to SCBC access to all minute books, stock certificate books and stock transfer records, of the
Association and the Retained Association Subsidiaries. The minute books of each of the Association and the Retained Association Subsidiaries contain accurate records of all corporate actions of its shareholder and Board of Directors (including committees of its Board of Directors). SCBC shall receive true, complete and correct copies of any additions, deletions, or modifications to any of the items described in this Section 3.8(b) made after February 25, 1994.

Section 3.9.  Operations Since September 30, 1993

              (a) Except as Previously Disclosed, from September 30, 1993 to the date of this Agreement, there has not been any change in the business, financial condition, operations or results of operations of the Association and the Association Subsidiaries taken as a consolidated whole that would constitute a
Material Adverse Event with respect to the Association and the Retained Association Subsidiaries.

              (b) To the Knowledge of the Seller, from September 30, 1993 to the date of this Agreement: (i) neither the Association nor any Association Subsidiary has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;
(ii) neither the Association nor, except as Previously Disclosed, any Association Subsidiary has entered into any agreement, contract, lease, license, loan, loan commitment, or deposit collateralization agreement
(or a series of related agreements, contracts, lease, licenses, loans, loan commitments, or deposit collateralization agreements) outside the Ordinary Course of Business; (iii) no party (including the
Association and the Association Subsidiaries) has accelerated, terminated, modified or cancelled any agreement, contract, lease, license, loan, loan commitment, or deposit collateralization agreement (or series of related agreements, contracts, leases, licenses, loans, loan commitments, or deposit collateralization agreements) involving more than Twenty-Five Thousand Dollars ($25,000) to which the
Association or any of the Retained Association Subsidiaries is a party or by which any of them is bound outside the Ordinary Course of Business; (iv) neither the Association nor any Retained Association
Subsidiary has imposed, or suffered the imposition of, any Security Interest upon any of its assets, tangible or intangible, except Security Interests granted in connection with the purchase of equipment or supplies in the Ordinary Course of Business; (v) neither the Association nor any Retained Association
Subsidiary has made any capital expenditure (or series of related capital expenditures) involving more than Fifty Thousand Dollars ($50,000) outside the Ordinary Course of Business; (vi) except as Previously
Disclosed, neither the Association nor any Retained Association Subsidiary has made any capital investment in, any loan (other than an owner-occupied residential mortgage loan and/or construction loan, in each case having an initial principal balance of less than $300,000, made to the homeowner and made in the Ordinary Course of Business) to, or any acquisition of the investments or loans (other than U.S.
government securities and investment grade corporate securities), of any Person, either involving more than Fifty Thousand Dollars ($50,000) or outside the Ordinary Course of Business; (vii) neither the
Association nor any Retained Association Subsidiary has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation except in the Ordinary Course of Business; (viii) neither the Association nor any Association
Subsidiary has delayed or postponed the payment of accounts payable and other Liabilities outside the
Ordinary Course of Business; (ix) except as Previously Disclosed, neither the Association nor any
Retained Association Subsidiary has cancelled, compromised, waived, or released any right or claim it may have against any Person (or series of related rights and claims) either involving more than Twenty-
Five Thousand Dollars ($25,000) or outside the Ordinary Course of Business;
(x) neither the Association
nor any Retained Association Subsidiary has granted any license or sublicense of any rights under or with respect to any Intellectual Property; (xi) there has been no change made or authorized in the certificate of incorporation (or, as applicable, the charter) or bylaws of the Association or any Retained Association
Subsidiary; (xii) neither the Association nor any Retained Association Subsidiary has issued, sold, or otherwise disposed of any of its capital stock, or granted any Rights with respect to its capital stock, or agreed to, or allowed the imposition of, any Restriction or Transfer with respect to its capital stock; (xiii) neither the Association nor any Retained Association Subsidiary has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock; (xiv) neither the Association nor any
Retained Association Subsidiary has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of Fifty Thousand Dollars ($50,000) per occurrence; (xv) except as Previously Disclosed, neither the Association nor any Association Subsidiary has made any loan to, or entered into any other transaction with, any of its directors, officers, employees or other Affiliates;
(xvi) neither the Association nor any Association Subsidiary has entered into any collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement; (xvii) neither the Association nor any Retained Association Subsidiary has granted any increase in the compensation of any of its directors, officers, employees, or independent contractors outside the Ordinary
Course of Business; (xviii) except as Previously Disclosed, neither the Association nor any Association
Subsidiary has adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);
(xix) neither the Association nor
any Retained Association Subsidiary has entered into any employment contract or consulting agreement, nor has the Association or any Retained Association Subsidiary made any material change in employment or engagement terms for any of its directors, officers, employees or independent contractors outside the
Ordinary Course of Business; (xx) neither the Association nor any Retained Association Subsidiary has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of
Business; (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Association or any Association
Subsidiary; and (xxii) neither the Association nor any Association Subsidiary or any Retained Association
Subsidiary, as the case may be, has committed to do, or to permit the occurrence of, any of the foregoing.

Section 3.10.  Absence of Undisclosed Liabilities

              To the Knowledge of the Seller, except as Previously Disclosed, neither the Association nor any Association Subsidiary has any Liability the payment, accrual or liquidation of which would constitute a Material Adverse Event with respect to the Association and the Retained Association Subsidiaries or that, when combined with all similar Liabilities, would constitute a Material Adverse Event with respect to the Association and the Retained Association Subsidiaries.

Section 3.11.  Properties

              (a) Except as Previously Disclosed, the Association and the Association Subsidiaries have good and marketable title to, or leasehold interests in, all of the properties and assets, real and personal, reflected on the consolidated balance sheet included in the Association Financial Statements as of
September 30, 1993 or acquired after such date, free and clear of all Security Interests, except (i) pledges to secure deposits and other liens incurred in the Ordinary Course of Business of the Association, (ii) such imperfections of title, easements, restrictions, covenants, and encumbrances, if any, as are not material in character, amount or extent and do not affect the current use, occupancy, or value, or the marketability of title thereto, and (iii) dispositions and encumbrances for adequate consideration in the
Ordinary Course of Business of the Association. Except as Previously Disclosed, each Significant Lease pursuant to which the Association or any Retained Association Subsidiary, as lessee, leases real or personal property, are, with respect to the Association or such Retained Association Subsidiary, valid and enforceable in accordance with their respective terms.

              (b) With respect to each parcel of real estate owned by the Association or an Association
Subsidiary that is not an Excluded Asset: (i) there are no pending or, to the Knowledge of the Seller, threatened condemnation proceedings, lawsuits, or administrative actions relating to such parcel or other matters affecting materially and adversely the current use, occupancy, or value thereof; (ii) to the
Knowledge of the Seller, such parcel and all improvements thereon have received all approvals of governmental authorities (including all material licenses and permits) required in connection with the ownership or operation thereof and has been operated and maintained in accordance with applicable laws, rules, and regulations; (iii) except as Previously Disclosed, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of such parcel; (iv) there are no outstanding options or rights of first refusal to purchase such parcel, or any portion thereof or interest therein; (v) to the Knowledge of Seller, no parties (other than the Association or one of the Association Subsidiaries) are in possession of such parcel, other than tenants under any Previously Disclosed leases who are in possession of space to which they are entitled; (vi) such parcel abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting such parcel, of real property, and access to such parcel is provided by paved public right-of-way with adequate curb cuts available; and (vii) other than as Previously Disclosed, all real property taxes with respect to such parcel which are currently due and payable with respect to such parcel have been paid in full or will be paid prior to delinquency or are being properly contested and are fully reserved in the Association Financial
Statements.

Section 3.12.  Environmental Matters

              (a) To the Knowledge of the Seller, except as Previously Disclosed, neither the Association or any Association Subsidiary nor any property owned or operated by the Association or any Association
Subsidiary has been or is in violation of, nor does the Association or any Association Subsidiary have any Liabilities under, any Environmental Law (as defined in Section 3.12(d) hereof). There are no actions, suits or proceedings, demands, claims, notices, or investigations (including, without limitation, notices, demand letters or requests for information from any Environmental Agency (as defined in Section
3.12 (f) hereof)), instituted, pending, or, to the Seller's Knowledge, threatened, relating to any Liability under any Environmental Law of the Association or any Association Subsidiary or respecting any property owned or operated by Association or any Association Subsidiary.

              (b) To the Knowledge of the Seller, except as Previously Disclosed, (i) no Hazardous Materials
(as defined in Section 3.12(e) hereof) have been generated, treated, stored or disposed of at, or transported to or from, any properties owned or operated by the Association or any Association
Subsidiary at any time, except in compliance with applicable Environmental Laws, (ii) no friable asbestos containing material is in use, or is or has been stored or disposed of, on or upon any properties owned or operated by the Association or any Association Subsidiary, (iii) no polychlorinated biphenyls ("PCBs") are located on or in any properties owned or operated by the Association or any Association Subsidiary in any form or device, including, without limitation, in the form of electrical transformers, fluorescent light fixtures with ballasts, or cooling oils, except in compliance with applicable Environmental Laws, and (iv) no underground storage tanks are located on any properties owned or operated by the Association or any Association Subsidiary or were located on any properties owned or operated by the Association or any Association Subsidiary and subsequently removed or filled.

              (c) The representations in Section 3.12(a) and (b) above shall also apply to any property in which the Association or any Association Subsidiary obtained a Security Interest, other than owner-occupied, single-family residences. The representations in Section 3.12(a) and (b) above and in the preceding sentence shall not apply to the extent that, in the opinion of the Association's management, the results of such actions, suits, proceedings, demands, claims, notices or investigations, or the presence of such Hazardous Materials, substances or items on such property, is not likely to result in a Material Adverse
Event with respect to the Association and the Retained Association
Subsidiaries.

              (d) "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Environmental Agency relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or
(ii) the usage, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

              (e) "Hazardous Materials" means solid waste (as that term is defined under the Resource
Conservation and Recovery Act, 42 U.S.C.A. (section mark)6901 et seq. ("RCRA"), and the regulations adopted pursuant to RCRA), hazardous waste (as that term is defined under RCRA and the regulations adopted pursuant to RCRA), hazardous substances (as that term is defined in the Comprehensive Environmental
Response, Compensation and Liability Act, 42 U.S.C.A. (section mark)9601 et seq. ("CERCLA"), and the regulations adopted pursuant to CERCLA), and other pollutants, including, without limitation, any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, acids, alkalis or chemicals.

              (f) "Environmental Agency" means the United States Environmental Protection Agency, the
North Carolina Department of Environment, Health and Natural Resources, any state agency in a state where the Association or any Association Subsidiary owns or operates properties which is equivalent in jurisdiction to the North Carolina Department of Environment, Health and Natural Resources, or any other federal, state or local agency responsible for regulating or enforcing laws, rules, regulations and ordinances relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

Section 3.13.  Allowance for Loan Losses

              Except as Previously Disclosed, the allowance for loan losses respecting Other Assets reflected on the unaudited consolidated balance sheets at September 30, 1993 and for the interim periods ended subsequent to December 31, 1993 is or will be adequate in the opinion of the Association's management in all material respects as of their respective dates under the requirements of GAAP to provide for losses relating to or inherent in the Other Assets.

Section 3.14.  Tax Matters

              (a) Except as Previously Disclosed, the Association and the Association Subsidiaries, and each of their predecessors, have timely filed all Tax Returns required by applicable law to be filed by them by the Effective Time (taking into account all applicable extensions) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all Taxes required to be paid in respect of the periods covered by such Tax Returns and, as of the Effective
Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all Taxes for any subsequent periods ending on or prior to the Effective Time.

              (b) Except as Previously Disclosed, (i) all Tax Returns filed by or on behalf the Association and the Association Subsidiaries are complete and accurate in all material respects; (ii) the Seller has no Knowledge of any extension of time within which to file any Tax Return that is required to be filed by, or on behalf of, the Association or any Association Subsidiary; (iii) the Seller has no Knowledge of any claim made by an authority in a jurisdiction where the Association or any Association Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; and (iv) there are no Security Interests on any of the assets of any of the Association or any Association Subsidiary that arose in connection with any failure or alleged failure to pay any Tax.

              (c) The Association and each Association Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owning to any employee and, to the
Knowledge of the Seller, any independent contractor, depositor, other creditor, shareholder, or other third party.

              (d) To the Knowledge of Seller, no taxing authority plans to assess any additional Taxes against the Association or any Association Subsidiary for any period for which Tax Returns have been filed.
There is no dispute or claim concerning any Tax Liability of the Association or any Association
Subsidiary (i) claimed or raised by any authority in writing or (ii) of which the Seller has Knowledge.
The Seller previously has made available to SCBC copies of the Seller's federal consolidated income Tax
Returns for the calendar years 1989, 1990, 1991 and 1992 and the Association previously has delivered to SCBC all state, local and foreign income Tax Returns filed by or on behalf of the Association or any Association Subsidiary for taxable periods ended on or after June 1, 1989.

              (e) To the Knowledge of Seller, neither the Seller, the Association nor any Association
Subsidiary has waived statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that is or will be a Liability of the Association or any
Association Subsidiary.

              (f) Neither the Association nor any Association Subsidiary has filed a consent under Tax Code
Section 341(f) concerning collapsible corporations. The Seller has no Knowledge that the Association or any Association Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Tax Code Section 280G regarding excess parachute payments. The Association and each Association Subsidiary has disclosed in the Seller's consolidated federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax by the Association or any Association Subsidiary within the meaning of Tax Code
Section 6662 (taking into
account the existence of substantial authority for such position).

              (g) The unpaid Taxes of the Association and the Association Subsidiaries (i) did not, as of September 30, 1993, exceed the reserve for Tax Liability set forth on the face of the consolidated balance sheet as of September 30, 1993 included in the Association Financial Statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Effective Time in accordance with the past custom and practice of the Association and the Association Subsidiaries in filing their Tax Returns.

Section 3.15.  Employee Benefit Plans

              (a) The Seller has Previously Disclosed, and the Association has provided to SCBC true, correct and complete copies of, all Employee Benefit Plans maintained for the benefit of employees or former employees of the Association or any Association Subsidiary, including all Summary Plan Descriptions, together with (i) all related trust agreements, insurance contracts and other funding agreements which implement each such Employee Benefit Plans, (ii) the most recent actuarial and financial reports prepared with respect to any Employee Pension Benefit Plan, (iii) the most recent annual reports filed with any government agency with respect to each Employee Benefit Plan, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any Employee Benefit Plan.

              (b) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA and the Tax
Code, except where the failure to comply would not constitute a Material Adverse Event with respect to the Association and the Association Subsidiaries.

              (c) All required reports and descriptions (including Form 5500 Annual Reports, Summary
Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of
ERISA and of Tax Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

              (d) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee
Pension Benefit Plan and all contributions for any period ending at or before the Effective Time which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued by the Association and the Association Subsidiaries in the Ordinary Course of Business. All premiums or other payments for all periods ending on or before the Effective Time have been paid with respect to each such Employee
Benefit Plan which is an Employee Welfare Benefit Plan.

              (e) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan and which is intended to be a "qualified plan" meets the requirements of a "qualified plan" under Tax Code Section
401(a) and, except as Previously Disclosed, has received, since December 31, 1989, a favorable determination letter from the Internal Revenue Service.

              (f) With respect to each Employee Benefit Plan that the Association or any of the Association
Subsidiaries maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                       (i)  No such Employee Benefit Plan which is an
                            Employee Pension Benefit Plan (other
                            than any Multiemployer Plan) has been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of the Seller, threatened.

                      (ii) There have been no Prohibited Transactions with respect to any such Employee
                            Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Seller, threatened. The Seller has no Knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

              (g) Neither the Association, any of the Association Subsidiaries nor any of the other members of the Controlled Group of Corporations that include the Association and the Association Subsidiaries contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

              (h) Neither the Association nor any Association Subsidiary maintains any defined benefit plans.
Neither the Association nor any of the Association Subsidiaries has incurred, and the Seller has no Knowledge of any reason to expect that any of the Association or the Association Subsidiaries will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA
(including any withdrawal Liability) or under the Tax Code with respect to any such Employee Benefit
Plan which is an Employee Pension Benefit Plan and that is maintained or ever has been maintained by the Association, any Association Subsidiary or a Controlled Group of Corporations which includes the
Association.

Section 3.16.  Certain Contracts

              (a) Except as Previously Disclosed, at the date hereof neither the Association nor any Association
Subsidiary is a party to, is bound or affected by, or receives benefits under (in each case whether written or oral) (i) any Significant Contract, (ii) any agreement, indenture or other instrument relating to the borrowing of money by the Association or any Retained Association Subsidiary or the guarantee by the
Association or any Retained Association Subsidiary of any obligation of another Person, (iii) any agreement, arrangement or commitment relating to the employment of an independent contractor or the employment, election or retention in office of any present or former officer, director, or employee, or providing for severance benefits upon the termination of any such relationship, or (iv) any collective bargaining agreement or other understanding with a labor union.

              (b) Neither the Association nor any Association Subsidiary is in default, which default would constitute a Material Adverse Event with respect to the Association and the Retained Association
Subsidiaries under any Significant Contract or any agreement, commitment, arrangement or other indenture described in Section 3.16(a), whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

Section 3.17.  Legal Proceedings; Regulatory Approvals

              Except as Previously Disclosed, at the date hereof there are
(i) no outstanding injunctions,
judgments, orders, decrees, rulings or regulatory directives against the Association or any Association
Subsidiary or to which the Association or any Association Subsidiary is a party, and (ii) no actions, suits, claims, governmental investigations or proceedings have been instituted, are pending or, to the
Knowledge of the Seller, are threatened (or unasserted but considered by the Association and the Seller probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against the Association or any Association Subsidiary or against any asset, interest, or right of the Association or any Association Subsidiary, or against any officer, director or employee of any of them that in any such case, if decided adversely, might constitute a Material Adverse Event with respect to the Association and the Retained Association Subsidiaries. To the Knowledge of the Seller, there are no actual or threatened actions, suits or proceedings against the Association, any Association Subsidiary, or the Seller which present a claim to restrain or which would have the effect of prohibiting the transactions contemplated herein. Except as Previously Disclosed, there is no fact or condition (including, but not limited to, compliance with the CRA and HMDA), relating to the Association or any Association
Subsidiary of which the Seller has Knowledge that would prevent the Seller, the Association or SCBC from obtaining all of the federal and state regulatory approvals contemplated herein.

Section 3.18.  Compliance with Laws

              To the Knowledge of the Seller, except as Previously Disclosed, each of the Association and the Association Subsidiaries is in compliance in all material respects with all statutes and regulations applicable and material to the conduct of its business (except for any violations that do not constitute a Material Adverse Event with respect to the Association and the Retained Association Subsidiaries), and neither the Association nor any Association Subsidiary has received notification from any agency or department of federal, state or local government (i) asserting a violation or possible violation of any such statute or regulation and which violation would constitute a Material Adverse Event with respect to the Association and the Retained Association Subsidiaries, (ii) threatening to revoke any license, franchise, permit or government authorization, or (iii) restricting or in any way limiting its operations. Except as
Previously Disclosed, neither the Association nor any Association Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that they enter into any of the foregoing. Without limiting the generality of the foregoing, to the Knowledge of the Seller, the
Association and each Association Subsidiary has timely filed all currency transaction reports required to be filed and taken all other actions required under the Currency and Foreign Transactions Reporting Act,
31 U.S.C. (section mark)5301 et seq., and its implementing regulations.

Section 3.19.  Brokers and Finders

              Except as Previously Disclosed, none of the Seller, the Association or any Association Subsidiary nor any of their respective officers, directors, employees or Affiliates has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions or other payments in connection with the transactions contemplated herein (except for fees to accountants and lawyers).

Section 3.20.  Insurance

              The Association and the Retained Association Subsidiaries each currently maintains insurance in the amounts and for the coverage Previously Disclosed. A copy of each such insurance policy previously has been provided to SCBC, and the annual premium for each such policy has been Previously Disclosed.
With respect to each such policy, to the Knowledge of the Seller the policy is legal, binding, enforceable and in full force and effect; neither the Association nor any Retained Association Subsidiary is in breach or default thereof, and to the Knowledge of the Seller, no event has occurred which, with the lapse of time or the giving of notice, or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under that policy. Except as Previously Disclosed, neither the Association nor any Retained Association Subsidiary has received any notice of a premium increase or cancellation with respect to any insurance policy or bond, and within the last three years, neither the Association nor any Retained Association Subsidiary has been refused or received any notice of termination with respect to any insurance coverage sought or applied for.

Section 3.21.  Repurchase Agreements

              Except as Previously Disclosed, neither the Association nor any of the Association Subsidiaries is a party to any agreement pursuant to which the Association or any Association Subsidiary has purchased securities subject to an agreement to resell, any agreement pursuant to which the Association or the Association Subsidiary has sold securities subject to an agreement to repurchase, any interest rate swap agreement, any other interest rate hedging agreement, or any other similar agreement.

Section 3.22.  Deposit Accounts of the Association

              (a) The deposit accounts of the Association are insured by Savings Association Insurance Fund of the FDIC to the maximum extent permitted by federal law, and the Association has paid all premiums and assessments and filed all reports required under the FDIA and under the National Housing Act.

              (b) The Association is a member in good standing of the FHLB of Atlanta and owns the requisite amount of stock in the FHLB of Atlanta.

              (c) The Association is a "qualified thrift lender," as such term is defined in the HOLA and in the OTS' regulations thereunder.

              (d) The Association is a qualified seller and servicer for the Federal National Mortgage
Association and the Federal Home Loan Mortgage Corporation.

Section 3.23.  Loans

              Except as Previously Disclosed, with respect to each loan on the books and records of the Association or any Association Subsidiary, including check overdraft extensions of credit, unfunded portions of outstanding lines of credit and loan commitments but excluding the Excluded Loans (a
"Loan"): (i) such Loan is a valid loan and is evidenced by a promissory note or other evidence of indebtedness with respect thereto; (ii) its principal balance as shown on the books and records of the Association or any Association Subsidiary is true and correct as of the last date shown thereon; (iii) to the Knowledge of the Seller, all purported signatures on and executions of any document in connection with such Loan are genuine; (iv) all related documentation required or necessary to enforce repayment of the Loan, to collect upon all guarantees of such Loan and to enforce all liens or Security Interests in any collateral for such Loan has been signed or executed by all necessary parties including, with regard to Loans which are secured, all deeds of trusts, financing statements, security agreements and similar documents related thereto; (v) the Association or the Association Subsidiary has custody of all documents or microfilm records thereof related to such Loan (as such documents relate to the matters described in clauses (i) - (iv) and (vi) and (vii) hereof); (vi) to the extent secured, such Loan has been secured by valid liens and Security Interests which have been perfected; and (vii) to the Knowledge of the Seller, such
Loan is the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All Loans on the books and records of the Association or any Association Subsidiary have been originated and administered in accordance with the terms of the underlying notes related thereto. To the Knowledge of the Seller, neither the terms of such Loans, nor any of the loan documentation, nor the manner in which such Loans have been administered and serviced, violates any federal, state or local law, rule, regulation or ordinance applicable thereto, including, without limitation, Regulation O of the Federal Reserve Board, 12 C.F.R.
(section mark)563.43, the Federal Truth-In-Lending
Act, Regulation Z of the Federal Reserve Board, the Equal Credit Opportunity Act, and state laws, rules and regulations relating to consumer protection, installment sales and usury.

Section 3.24.  Related Party Loans, Investments and Transactions

              (a) Except as Previously Disclosed, neither the Association nor any Association Subsidiary is a party to any loan or investment, including any loan guaranty, with, or is liable for any Liability of, any director or executive officer of the Seller, the Association, an Association Subsidiary or any Affiliate of any of the foregoing.

              (b) The Seller has Previously Disclosed all agreements, arrangements and commitments of any kind, whether oral or written, between the Association and/or any Association Subsidiary, on the one hand, and the Seller or any of its Affiliates, on the other hand.

              (c) Neither the Seller nor any of its Affiliates (other than the Association and the Retained
Association Subsidiaries) owns, or will own as of the Effective Time (other than Excluded Assets), any assets, tangible or intangible, which currently are used in the business of the Association or any Retained
Association Subsidiary.

Section 3.25.  Representations and Warranties of the Association

              The Seller acknowledges that SCBC has received and relied upon the Association Letter. The
Seller represents and warrants that the representations and warranties contained in the Association Letter are, to the best of its Knowledge, correct in all material respects, such Association Letter being a material inducement to SCBC's execution of this Agreement and SCBC's willingness to consummate the transactions contemplated by this Agreement.


                                    ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF SCBC

              SCBC represents and warrants to the Seller as follows:

Section 4.1.  Organization, Standing and Authority of SCBC

              SCBC is a general business corporation duly organized, validly existing and in good standing under the laws of the state of North Carolina with full corporate power and authority to carry on its business as now conducted and is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would constitute a Material Adverse Event with respect to SCBC and the SCBC Subsidiaries. SCBC is registered as a bank holding company under the Bank
Holding Company Act.

Section 4.2.  Authorized and Effective Agreement

              (a) SCBC has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SCBC. This Agreement constitutes a legal, valid and binding obligation of SCBC, enforceable against it in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

              (b) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby, nor compliance by SCBC with any of the provisions hereof shall (i) conflict with or result in a breach of any provision of the articles of incorporation (or, as applicable the charter) or bylaws of SCBC or any SCBC Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of SCBC or any SCBC Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) subject to receipt of all required governmental approvals set forth in Section 5.1, violate any order, ruling, decree, charge, writ, injunction, regulatory agreement or memorandum of understanding, constitution, statute, rule or regulation applicable to SCBC or any SCBC Subsidiary.

Section 4.3.  Legal Proceedings; Regulatory Approvals

              There are no actual or, to the best knowledge of SCBC, threatened actions, suits or proceedings which present a claim or restrain or prohibit the transactions contemplated herein. No fact or condition
(including, but not limited to, CRA and HMDA compliance) relating to SCBC or any SCBC Subsidiary known to SCBC exists that would prevent SCBC from obtaining all of the federal and state regulatory approvals contemplated herein.

Section 4.4.  Representations of the Designated Subsidiary

              Should SCBC designate a Designated Subsidiary as provided in
Section 8.7, by a certificate of
the President of the Designated Subsidiary delivered to the Seller at the Closing, the Designated
Subsidiary shall represent and warrant to the Seller matters of the type set forth in Sections 4.1, 4.2 and
4.3 to the extent applicable to the Designated Subsidiary.

                                  ARTICLE V
                                  COVENANTS

Section 5.1.  Applications

              As promptly as practicable after the date hereof, SCBC and the Seller (if and to the extent required) shall (and the Seller shall, to the extent required, cause the Association to) submit applications for prior approval of the transactions contemplated herein to the Federal Reserve Board, the OTS, the
FDIC and the Commissioner of Banks of North Carolina ("Commissioner") and any other federal, state or local government agency, department or body the approval of which is required for consummation of the Seller's purchase of the Repurchased Timeshare and Lot Assets as provided herein, the Acquisition and the Merger. SCBC, the Association and the Seller promptly shall furnish one another with copies after filing of applications made by it with these or any other regulatory agencies. The Seller and SCBC each represent and warrant to the other that all information concerning it and its directors, officers and shareholders (and concerning, in the case of the Seller, the Association and the Association Subsidiaries, and, in the case of SCBC, the SCBC Subsidiaries), included (or submitted for inclusion) in any such application shall be true, correct and complete in all material respects. Notwithstanding anything contained in this Section 5.1 or in Section 5.2 below, the Seller shall use its best efforts in good faith
(and shall cause the Association and the Association Subsidiaries to use their best efforts in good faith) to (i) submit, not later than April 22, 1994, to the appropriate regulatory authorities all applications, if any, that the Seller, the Association or the Association Subsidiaries may be required under this Section
5.1 to submit, and (ii) deliver, not later than April 15, 1994 (or such later date that is 15 days after the Seller's receipt of SCBC's written request hereunder, if such request is not received by April 1, 1994), all information concerning it, the Association and the Association Subsidiaries, and their respective directors, officers and shareholders, that SCBC may request in writing for inclusion in any regulatory applications that SCBC or the SCBC Subsidiaries may be required to submit under this Section 5.1, and
(iii) deliver, within six (6) days after receipt of written request therefor, all additional information requested either by SCBC or a regulatory authority, as the case may be, to supplement any applications submitted by the Seller as contemplated by clause (i) hereof or to supplement any information delivered to SCBC as contemplated by clause (ii) hereof for inclusion in responses to requests for additional information to supplement any such applications. If the Seller, the Association or any of the Association
Subsidiaries is delayed in submitting any applications beyond April 22, 1994 as contemplated by clause
(i) of the immediately preceding sentence, or is delayed in submitting information in response to requests from SCBC or regulatory authorities beyond the date contemplated by clause
(ii) of the immediately
preceding sentence, or is delayed in delivering additional information in response to requests therefor from SCBC or any regulatory authorities beyond six (6) days as contemplated by clause (iii) of the immediately preceding sentence, then each day that such delivery or submission is delayed shall be considered a "Late Day," notwithstanding the use by the Seller, the Association and the Association
Subsidiaries of best efforts in good faith to make such delivery or submission within the required time period. By way of example, if the Seller does not submit a required application until April 27, 1994 and the Association does not deliver information requested by SCBC until April 19, 1994, the Seller, having received the request therefor on April 1, 1994, then the total number of Late Days is nine (five Late Days for the delay associated with the Seller's submission of its application and four Late Days for the delay associated with the Association's delivery of the information requested by
SCBC).  For purposes of the
foregoing, any submission or delivery or notice which would otherwise be required to be made on a day which is a Saturday, Sunday or holiday shall be extended until the next day which is not a Saturday,
Sunday or holiday and such extension shall not be considered a delay and no Late Days shall accrue solely as a result of such extension.

Section 5.2.  Best Efforts

              SCBC and the Seller shall each use its best efforts in good faith (and, in the case of the Seller, the Seller shall cause the Association and the Association Subsidiaries to use, and, in the case of SCBC, SCBC shall cause the SCBC Subsidiaries to use, their best efforts in good faith) to (i) furnish such information as may be required in connection with and otherwise cooperate in the preparation and filing of the documents referred to in Section 5.1 above, and (ii) take or cause to be taken all action necessary or desirable on its or their part so as to permit consummation of the Acquisition and the Merger at the earliest possible date, including, but not limited to, the acquisition of all third-party consents; provided, however, that neither SCBC nor the Seller shall be required to expend other than nominal amounts of money to acquire third-party consents under contracts or leases to which the Association or any Retained
Association Subsidiary is a party. Neither SCBC nor the Seller shall take, or cause or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the Acquisition or the Merger.

Section 5.3.  Certain Accounting and Tax Matters

              (a) The Seller and SCBC shall consult and cooperate on a mutually satisfactory basis with each other concerning such accounting and financial matters, including, but not limited to, the Section 338(g)
Election and the Section 338(h) Election, each as described below, as may be necessary, appropriate or required to facilitate the Acquisition and the Merger (taking into account SCBC's policies, practices and procedures), including, without limitation, issues arising in connection with the Association's record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices; provided, however, that the Association shall not be required to make any material change to its loan, investment, business or accounting practices unless SCBC shall have notified the Seller that all conditions to SCBC's obligations to effect the Acquisition, other than those set forth in Section 6.3(a),
(d), (e), (h)(ii), (k), (l) and (m), have been satisfied; and, provided further, that should any such requested change have an effect on the amounts of the Purchase Price, the Seller's Payment and/or the
Tax Sharing Liability, SCBC and the Seller shall increase or decrease, as applicable, the Purchase Price, the Seller's Payment and the Tax Sharing Liability, as applicable, to compensate (i.e., factor out) for such effect. Nothing in this Section 5.3 shall require the Association to make any material change in its loan, investment, business or accounting practices other than in accordance with HOLA and OTS' regulations.

              (b) The Tax Sharing Agreement between the Seller and the Association will be terminated as of the Effective Time and will have no further effect for any taxable year (whether the current year, a future year or a past year); provided that, such termination will not affect any right of the Seller or SCBC under this Agreement, including, but not limited to, under Section 2.3.

                          (c)  Except as provided in Sections 5.3(d) and
(e), SCBC will prepare and file or cause to be prepared or filed all Tax Returns relating to the Association or any of the Retained Association
Subsidiaries which are required to be filed after the Effective Time. Except as otherwise expressly provided herein, SCBC will pay or cause to be paid all Taxes required to be paid with respect to such
Tax Returns, but payment of such Taxes will not be treated as a waiver of any rights of SCBC under
Section 2.3 or to indemnification under this Agreement.

              (d) The Seller will file its consolidated federal income Tax Return for its taxable year which includes the Closing Date, and will report thereon the income of the Association and the Association
Subsidiaries through the Effective Time as required by applicable law. The Seller will pay all Taxes required to be paid with respect to such consolidated federal income Tax Return, but payment of such
Taxes will not be treated as a waiver of any rights of the Seller under this Agreement, including without limitation rights pursuant to Section 2.3. In order to assist the Seller in preparation of such consolidated federal income Tax Returns, SCBC will prepare and deliver to (or cause to be prepared and delivered
to) the Seller the information which the Association and the Retained Association Subsidiaries have customarily provided to the Seller and other information necessary for preparation of such Tax Return within 60 days of the Seller's request therefor, and shall also provide additional information and access as provided in Section 5.3(j).

              (e)  The Seller will prepare or will cause to be prepared any
(i) Tax Returns required by law to
be filed by the Association or the Association Subsidiaries for taxable years ending at or before the Effective Time, taking into account any extensions which have been customarily taken or requested in prior years; and (ii) any North Carolina income Tax Returns required to be filed by the Association or the Association Subsidiaries for taxable years ending at or before the Effective Time, regardless of when filing is required. Except for Taxes required to be paid with respect to all federal income Tax Returns described in the preceding sentence, which the Seller shall pay, the Seller, the Association or the Retained
Association Subsidiaries will pay all Taxes required to be paid with respect to the income Tax Returns described in the preceding sentence consistent with past practices and in the Ordinary Course of Business.
To the extent any Tax Return prepared by the Seller pursuant to this Section 5.3(e) has not been filed as of the Effective Time, SCBC will provide any additional information or assistance as may be reasonably requested in connection with the finalization of such Tax Return and will cause the appropriate persons to sign and file such Tax Return, provided that the Seller represents and warrants in writing that such Tax
Return has been prepared in good faith with all due care and is correct and complete in all material respects.

              (f) In accordance with Section 8.2 hereof, the Seller agrees to indemnify SCBC from and against any Adverse Consequences that SCBC may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Association or any of the Association Subsidiaries under Section
1.1502-6 of the regulations promulgated by the U.S. Department of the Treasury under the Tax Code (or any similar provision of state, local or foreign law or regulations).

              (g) Except as otherwise provided in this Section 5.3, SCBC will control all audits, refund claims and other proceedings involving any Tax Return filed by the Association or any Retained Association
Subsidiary. SCBC will give prompt notice to the Seller of any audit, refund claim or other proceeding involving any Tax Return relating (in whole or in part) to periods or transactions prior to the Effective
Time, and will consult with the Seller and give due regard to the Seller's interests in any negotiations or discussions unless SCBC reasonably concludes that the Seller will not be required to make any payment under this Agreement by reason of the subject of the negotiation or discussion, in which case the Seller will have no further liability under this Agreement with respect to such periods or transactions. SCBC and its Affiliates and agents will not concede, settle or compromise any claim or deficiency related to such Tax Returns without the prior written consent of the Seller, which consent shall not be unreasonably withheld; failure to obtain such consent will be treated as a waiver by SCBC of any right to indemnification with respect to Adverse Consequences related to the matter conceded, settled or compromised.

              (h) The Seller will control all audits, refund claims and other proceedings related to (i) the federal consolidated income Tax Return of the Seller and (ii) any North Carolina income Tax Return filed by the Association or any Association Subsidiary with respect to periods ended at or prior to the Effective
Time. SCBC and the Seller will give prompt notice to the other party of any audit, refund claim or other proceeding involving any such income Tax Return, and will cooperate with each other in good faith in the conduct of such audit, claim or proceeding.

              (i) SCBC is eligible to, and will, make a timely election under the Tax Code Section 338(g) (the
"Section 338(g) Election"), and both the Seller and SCBC are eligible to make, and will join in making, a timely election under Tax Code Section 338(h)(10) (the "Section 338(h) Election"), with respect to the purchase of the Shares under this Agreement. The parties will make corresponding elections with respect to each Retained Association Subsidiary unless, after consultation with the Seller, (A) SCBC determines, in good faith and in its reasonable judgment, that such elections would increase its overall federal and state income Tax Liabilities on a consolidated basis and that the present value of such increase exceeds the present value of any compensating payments to SCBC offered by the Seller, or (B) the Seller requests in writing that such elections not be made and SCBC does not determine, in good faith and in its reasonable judgment, that (x) such elections would decrease its overall federal and state income Tax
Liabilities on a consolidated basis and (y) the present value of such decrease exceeds the present value of any compensating payments to SCBC offered by the Seller. SCBC will deliver to the Seller a duly executed and completed Internal Revenue Service Form 8023 as well as drafts of any required attachments (collectively, the "Section 338 Forms"), no later than 60 calendar days prior to the date the
Section 338 Forms are required to be filed. In the event of any dispute with regard to the content of any
Section 338 Form, the parties will diligently attempt to resolve such dispute. Once finalized, the Seller will promptly cause the Section 338 Forms to be duly executed by an officer of the Seller, and will return such Section 338 Forms to SCBC. SCBC will duly and timely file the Section 338 Forms in accordance with applicable Tax laws, and will provide written evidence to the Seller that it has done so. Neither
SCBC nor the Seller will, and each will cause their Affiliates not to, take any action to modify or revoke the Section 338(g) Election or the Section 338(h) Election contained in, or the content of, any Section
338 Form (or any comparable state or local form) without the express written consent of the other party.
SCBC and the Seller agree to report the transactions contemplated by this Agreement in a manner consistent with the Section 338(g) Election and the Section 338(h) Election (and, where applicable, similar non-federal elections) and not to take any position contrary thereto. The obligations and procedures set forth in this Section 5.3(i) will apply for purposes of making elections for purposes of the North Carolina state and local income Tax laws and regulations which are similar to elections under Tax Code Section
338(g) or Tax Code Section 338(h)(10). The Seller will pay any Tax attributable to the making of a
Section 338(h) Election and, subject to Section 8.2 hereof, will indemnify SCBC, the Association and the
Retained Association Subsidiaries against any Adverse Consequences arising out of any failure to pay such Tax.

              (j) To facilitate the performance of obligations and exercise of rights pursuant to this Agreement, without limiting the generality of any obligations hereunder, each party will provide or cause its Affiliates to provide to the other party and its agents reasonable access during normal business hours to any records, files or other materials relating to any Tax Returns of the Association and the Association
Subsidiaries, and with reasonable access to any employees or agents having knowledge relating to such
Tax Returns. Each of the parties hereto shall reimburse the other party for all out-of-pocket disbursements and expenditures (but not rents, utilities, internal duplication costs, employee salaries or other overhead) reasonably incurred by the other party in preparing and delivering information pursuant to the foregoing items of this Section 5.3.

              (k) During the Interim Period, the Seller shall use its best efforts, consistent with GAAP and accounting standards imposed by the OTS, to cause the Association to establish Budgeted Reserves by the Closing Date. As a means of creating Budgeted Reserves for purposes of complying with the requirements set forth in the immediately preceding sentence, the Association may reallocate to its general reserves in respect of Other Assets up to $1.25 million of the valuation allowances (general or specific) existing on the Association's books at September 30, 1993 in respect of Excluded Assets and all such reallocated reserves shall be considered Budgeted Reserves.

Section 5.4.  Investigation and Confidentiality

              The Seller will keep SCBC advised of all material developments relevant to the business of the Association and the Association Subsidiaries and to consummation of the transactions contemplated herein, and SCBC will advise the Seller of any Material Adverse Event with respect to SCBC and the
SCBC Subsidiaries that is likely adversely to affect consummation of the transactions contemplated herein.
SCBC may make or cause to be made such continuing investigation of the financial and legal condition of the Association and the Association Subsidiaries as SCBC reasonably deems necessary or advisable in connection with the transactions contemplated herein; provided, however, that such continuing investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. The Seller agrees to furnish SCBC and its advisors with such financial data and other information with respect to its business, financial condition and Tax matters as SCBC shall, from time to time, reasonably request. No investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations hereunder of, either party hereto. SCBC shall, and shall cause its directors, officers, employees, attorneys and advisors to, maintain the confidentiality of all information obtained in such investigation or pursuant to the letter agreement, dated August 31, 1993, between the Seller and SCBC which is not otherwise publicly disclosed by the Seller, said undertaking with respect to confidentiality to survive any termination of this
Agreement pursuant to Section 7.1 hereof.

Section 5.5.  Press Releases

              SCBC and the Seller shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and consult with each other as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary under applicable securities laws.

Section 5.6.  Forbearances of the Association

              Except with the prior written consent of SCBC, between the date hereof and the Effective Time, the two representatives of the Seller serving on the Association's Board of Directors shall use their best influences, and shall cast their votes as directors, consistent with their fiduciary duties as directors and in compliance with all laws, including, but not limited to, the federal Bank Merger Act and applicable antitrust laws, to cause the Association not to, and to cause each Retained Association Subsidiary not to:

              (a) carry on its business other than in the Ordinary Course of Business, or establish or acquire any new subsidiary or Joint Venture or cause or permit any Retained Association Subsidiary to engage in any new activity or expand any existing activities (but the foregoing shall not prevent the Association and the Retained Association Subsidiaries from pursuing and closing loans and other transactions in respect of the Excluded Assets or, if not in respect of the Excluded Assets, that previously were approved by their respective Board of Directors and with respect to which their managements have made a legally enforceable commitment to third parties).

              (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

              (c) issue any shares of its capital stock to any Person; or recognize on its stock transfer records any transfer, sale or conveyance of any of the Shares to any other Person; or enter into, or permit the imposition of, a Restriction on Transfer respecting the Shares;

              (d) issue, grant or authorize any Rights with respect to any of its capital stock or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

              (e) amend its certificate of incorporation (or, as applicable, its charter) or bylaws; impose, or suffer the imposition, on any share of stock held by the Association in any Retained Association
Subsidiary of any Security Interest or permit any such Security Interest to exist; or waive or release any material right or cancel or compromise any material debt or claim other than the Litigation and other than in the Ordinary Course of Business;

              (f) merge or consolidate with any other Person or permit any other Person to merge into it, acquire control over any other Person; permit any Person to acquire control over it; or liquidate, sell or otherwise dispose of any assets (other than Excluded Assets) or acquire any assets (other than Proceeds from Excluded Assets), other than in the Ordinary Course of Business;

              (g) fail to comply in any material respect with any laws, regulations, ordinances, governmental actions, or any memorandum of understanding or consent agreement with financial institution regulatory authorities applicable to it and to the conduct of its business except where the Association or any
Association Subsidiary is in good faith contesting the validity of any of the foregoing or where the failure to so comply would not constitute a Material Adverse Event with respect to the Association or the
Retained Association Subsidiary;

              (h) increase the rate of compensation of any of its directors, officers, employees, or independent contractors, or pay agree to pay any bonus, or provide or agree to provide any other new employee benefit or incentive, to any of its directors, officers, or employees, except in the Ordinary Course of Business;

              (i) enter into or substantially modify (except as may be required by applicable law) any
Employee Benefit Plan, any other plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, except that the Association may amend the Policy
(which term is defined in Section 8.2(a) hereof) to clarify the exclusion from coverage under the Policy of employees employed under written employment or severance agreements;

              (j) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of the Shares, or other shares of the capital stock or other voting securities of the Association or any Retained
Association Subsidiary, all or a substantial portion of the assets of, or a substantial equity interest in, the
Association or any Retained Association Subsidiary, or any merger, consolidation or other business combination involving the Association or any Retained Association Subsidiary other than as contemplated by this Agreement; or authorize or permit any officer, director, agent or Affiliate to do any of the above;
or fail to notify SCBC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, the Association or any Retained Association Subsidiary;

              (k) enter into or modify (i) any agreement, contract, arrangement, lease, license, loan, loan commitment or deposit collateralization agreement (or series of agreements, contracts, arrangements, leases, licensees, loans, loan commitments or deposit collateralization agreements) involving more than
Twenty-Five Thousand Dollars ($25,000) other than in the Ordinary Course of Business and other than any such contracts, agreements, etc. in respect of Excluded Assets, (ii) any agreement or memorandum of understanding with financial institution regulatory authorities, (iii) any agreement, indenture or other instrument relating to the borrowing of money by the Association or any Retained Association Subsidiary or the guarantee by the Association or any Retained Association Subsidiary of any indebtedness, except for deposits and advances from the FHLB of Atlanta occurring in the Ordinary Course of Business, (iv) any agreement, arrangement or commitment relating to the employment of, or severance of, an independent contractor or the employment, severance, election or retention in office of any present or former director or officer or employee, except in the Ordinary Course of Business; or (v) any collective bargaining agreement or other understanding with a labor union;

              (l) change its lending, investment, loan loss provisions, or asset liability management policies or practices in any material respect except as may be required by applicable law or as contemplated in
Section 5.3(k) hereof;

              (m) change its methods of accounting in effect at September 30, 1993, except as required by changes in GAAP concurred in by its independent auditors, or change any of its methods of reporting income and deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Returns for the year ended December 31, 1992, except as required by changes in law;

              (n) delay or postpone the recognition of any Liability or accelerate the recognition of income in any manner not consistent with GAAP;

              (o) fail to keep its business and properties substantially intact, including its relationships with depositors, borrowers, other customers, and employees;

              (p) sell, lease, transfer, or assign any assets, tangible or intangible, other than Excluded Assets or for a fair consideration in the Ordinary Course of Business;

              (q) impose, or suffer the imposition of, any Security Interest upon any of its assets, tangible or intangible, except Security Interests in Excluded Assets or Security Interests granted in connection with the purchase of equipment or supplies in the Ordinary Course of Business;

              (r) make any capital expenditure (or series of related capital expenditures) involving more than
Fifty Thousand Dollars ($50,000) outside the Ordinary Course of Business;

              (s) make any capital investments in, any loan (other than an owner-occupied residential mortgage loan and/or construction loan, in each case having an initial principal balance of less than $300,000 made to the homeowner and made in the Ordinary Course of Business and other than a loan made in connection with the sale or disposition of Excluded Assets which constitutes Proceeds) to, or any acquisition of the investments or loans of, any Person, either involving more than Fifty Thousand Dollars ($50,000) or outside the Ordinary Course of Business;

              (t) cancel, compromise, waive, or release any right or claim it may have against any Person (or any series of related rights and claims) unless such claim or right involves
(i) an Excluded Asset or (ii)
an amount not to exceed Twenty-Five Thousand Dollars ($25,000) and such cancellation, waiver, compromise or release is in the Ordinary Course of Business or (iii) as related to or associated with the Litigation;

              (u) grant any license or sublicense of any rights under or with respect to any Intellectual
Property;

              (v) any loan to, or enter into any other transaction with, any of its directors, officers, or employees (other than in accordance with the Association's past practices and policies regarding loans to employees (including with respect to frequency and amount) in existence during the preceding 18 months) or other Affiliates;

              (w) make any pledge to make any charitable or other capital contribution outside the Ordinary
Course of Business; or

              (x)  agree to do any of the foregoing.

              The Association shall cause the Association Subsidiaries that are not Retained Association
Subsidiaries not to do or permit, or agree to do or permit, those matters set forth in items (g), (i), (j),
(k)(ii), (k)(iii), (k)(v), (l), (m), (n), (p) and (s).

Section 5.7.  Forbearances of the Seller

              Except with the prior written consent of SCBC between the date hereof and the Effective Time, the Seller shall not:

              (a) transfer, sell or convey any of the Shares, or any Rights to any of the Shares, to any other
Person, or enter into, or permit the imposition of, a Restriction on Transfer respecting the Shares;

              (b) grant any Security Interest in any of the Shares to any other Person;

              (c) vote the Shares to approve any merger of the Association or any Retained Association
Subsidiary with or into any other Person, any consolidation of the Association or any Retained
Association Subsidiary with any other Person, any sale, exchange or disposition by the Association or any Retained Association Subsidiary of any assets (other than Excluded Assets), or any liquidation of the Association, any Retained Association Subsidiary or their respective assets (other than Excluded Assets).

              (d) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of the Shares or other shares of the capital stock or other voting securities of the Association or any Retained
Association Subsidiary, all or a substantial portion of the assets (other than Excluded Assets) of, or a substantial equity interest in, the Association or any Retained Association Subsidiary or any merger, consolidation or other business combination involving the Association or any Retained Association
Subsidiary other than as contemplated by this Agreement; or authorize or permit any officer, director, agent or Affiliate to do any of the above; or fail to notify SCBC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, the Seller, the Association or any Retained Association
Subsidiary;

              (e) enter or permit any of its Affiliates to enter, into agreements, commitments or understandings with the Association or any Retained Association Subsidiary providing for the extension of credit to the Seller or any of its Affiliates; or

              (f)  agree to do any of the foregoing.

Section 5.8.  Closing; Effective Time

              (a) The transactions contemplated by this Agreement (other than the Merger) shall be consummated at a closing (the "Closing") to be held at the offices of SCBC's counsel, Brooks, Pierce,
McLendon, Humphrey & Leonard, L.L.P., Suite 2000, Renaissance Plaza, 230 North Elm Street,
Greensboro, North Carolina, or such other place as shall be agreed to by SCBC and the Seller, on the fifth business day following satisfaction of the conditions to consummation of the Acquisition set forth in Article VI hereof or such later date as the parties may otherwise agree (the "Closing Date"). The
Acquisition shall be effective as of the Closing on the Closing Date or at such other time and date specified by the parties at the Closing (the "Effective Time"); provided, however, that solely for financial accounting and Tax reporting purposes, the Seller's purchase of the Excluded Assets, the Association's payment of the Tax Sharing Liability and the Acquisition, in that order, shall be deemed effective as of 11:59:59 o'clock p.m., Greensboro, North Carolina time, on the Closing Date. The Merger shall occur at such time as may be specified by SCBC, which may be either at the Effective Time or thereafter.

              (b) The Closing shall be conducted pursuant to and in accordance with a closing escrow agreement to be executed by the Seller, SCBC, the Association and an escrow agent to be selected by mutual agreement of the Seller and SCBC (the "Closing Escrow Agent"). The form and substance of the closing escrow agreement shall be reasonably satisfactory to the Seller and SCBC and shall obligate the
Closing Escrow Agent to hold all documents and funds deposited with it pursuant to the closing escrow agreement until it has received all such documents and funds and until it has been authorized to deliver and, if necessary, record such documents and release such funds by joint instructions of the Seller, SCBC and the Association. Notwithstanding anything set forth herein to the contrary, the Seller and SCBC contemplate that the closing escrow agreement will require the Association to deliver to the Closing
Escrow Agent all executed transfer documents pertaining to the Excluded Assets and to require the Seller to deposit with the Closing Escrow Agent the Seller's Payment, subject to such credits and offsets as are provided in this Agreement.
                          At the Closing: (i) the Seller shall deliver to
SCBC (A) the various certificates, instruments and documents described in Section 6.3, (B) in executed forms, the Responsibilities Agreement and
Appropriate security documents and Intercreditor Agreements, all as described in Section 8.4, (C) in executed form, a security agreement, in form and substance satisfactory to SCBC and its counsel, granting the Deferred Payment Security Interests and, if necessary to establish the first priority of such Deferred Payment Security Interests, Intercreditor Agreement(s), (D) stock certificates representing ownership of the Shares, endorsed for transfer, at SCBC's election to SCBC or the Designated
Subsidiary, and (E) evidence of the revocation of all proxies in respect of the Shares granted to the OTS and of the termination of all agreements between the OTS and the Seller with regard to the Shares and/or the Association, which revocation and termination may be conditioned upon the consummation of the
Acquisition; (ii) the Seller shall deliver the Seller's Payment to the Association and/or to any Retained
Association Subsidiary from which Excluded Assets are to be transferred, except as provided in the following clauses (iii) and (iv); (iii) SCBC shall deliver to the Seller the Cash Payment Amount, subject to the Seller's right under Section 2.2(d) to cause all or a portion of the Cash Payment Amount to be paid to the Association and/or to any Retained Association Subsidiary as an offset to, and as a credit against, the Seller's Payment; and (iv) the Association, or SCBC on behalf of the Association, shall deliver to the
Seller the amount of the estimated Tax Sharing Liability as of the Effective Time, subject to the Seller's right under Section 2.3(d) to cause all or a portion of such estimated Tax Sharing Liability to be retained by the Association and/or paid to any Retained Association Subsidiary as an offset to, and credit against, the Seller's Payment; and, (v) the Association shall deliver to the Seller the License and Services
Agreement described in Section 5.9.

              (c) In the case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, each of the Seller and SCBC will take such further action (including the execution and delivery of such further instruments and documents) as the other may reasonably request, all at the sole cost and expense of the requesting party (unless the request is made in connection with a claim for indemnity pursuant to Article VIII and the requesting party is SCBC and is entitled to indemnification therefor under Section 8.2). The Seller acknowledges and agrees that from and after the Effective Time the original records (including Tax records), agreements, and financial data of any sort of the Association and the Retained Association Subsidiaries (except to the extent such records constitute
Excluded Assets), wherever now located, shall be located at the main offices of the Association or at such other location as SCBC shall determine, and shall be the property of the Association; provided, however, that SCBC shall provide the Seller access to certain of such records as provided in Section 5.3(j).

Section 5.9.  Employees and Employee Benefit Plans

              (a) As of the Effective Time the employees of the Association and the Retained Association
Subsidiaries (other than Robert T. Waugh who shall remain employed under his Previously Disclosed employment agreement with the Association) shall remain employees of the Association and the Retained
Association Subsidiaries (the "Continuing Employees") with only such rights as to continued employment as exist under North Carolina law with respect to persons not parties to employment agreements with their employer. SCBC, the Association or the Retained Association Subsidiaries may terminate any such
Continuing Employee in accordance with SCBC's employment policies and practices at any time thereafter; provided, that M.L. Beall, a current employee of the Association, will be employed by the Seller as of the Effective Time on terms acceptable to Mr. Beall and the Seller, and will be permitted to conduct his activities for the Seller from the premises of the Association as provided in a License and Services Agreement attached hereto as Exhibit E. During the period following the Acquisition, if a
Continuing Employee remains in the employ of the Association or a Retained Association Subsidiary, he or she shall be eligible to receive group hospitalization, medical, life, disability and other benefits comparable to those provided to the present employees of the SCBC Subsidiaries. With respect to
Continuing Employees, SCBC shall waive "pre-existing conditions" provisions under its health care insurance plan in connection with the admission of such Continuing Employees to such Plan. Following the Merger, the Association's Money Purchase Pension Plan (the "MPP Plan") shall be terminated, and the rights and interests of the Continuing Employees of the Association and the Retained Association
Subsidiaries in such plan shall become fully vested, with each participating employee having the right or option either to receive the benefits to which they are entitled as a result of the termination of the MPP
Plan or to have such benefits "rolled" into the 401(k) Plan maintained by SCBC and the SCBC
Subsidiaries for the benefit of their employees, and on the same basis and applying the eligibility standards as would apply to employees of SCBC and the SCBC Subsidiaries, recognizing the past service of those Continuing Employees of the Association and the Retained Association Subsidiaries as if such service had been performed on behalf of SCBC and the SCBC Subsidiaries for vesting and qualification, but not for funding, purposes. Following the Merger, the Continuing Employees of the Association and the Retained Association Subsidiaries shall be entitled to participate, to the same extent and on the same terms as the employees of SCBC, in any retirement, pension, medical insurance or similar plans in effect for the benefit of the employees of SCBC and the SCBC Subsidiaries (but not in deferred compensation, split-dollar insurance, incentive bonus, stock option, stock appreciation rights, stock ownership or long term incentive compensation plans or arrangements established for the benefit of certain of SCBC's employees) which when considered as a whole shall be no less favorable than the benefits currently provided to the employees of the Association. For purposes of participating in all plans and benefits of SCBC, such Continuing Employees shall receive credit for their period of service to the Association and the Retained Association Subsidiaries for participation and vesting purposes only. The foregoing provisions of this Section 5.9(a) are not intended to confer, and should not be construed to confer, any right upon or contract in favor of any employee of the Association or any Retained Association
Subsidiary.

              (b) The Association shall make all required contributions to the MPP Plan in a manner consistent with its past practices and in a percentage amount no higher than that made over the past two (2) fiscal years. Contributions made to the MPP Plan in previous periods which were forfeited by former participants in the MPP Plan, which are currently credited to a deferred forfeiture account and which are currently being accreted into income (approximately $199,000) shall not be allocated to the MPP Plan participants and shall remain credited to the deferred forfeiture account, except to the extent they are accreted into income prior to the Effective Time in a manner consistent with past practices.

Section 5.10.  Consent of Lender and Other Necessary Consents.

              At the earliest practicable time after the date of this Agreement, the Seller shall advise The First
National Bank of Boston (the "Lender") and each other Person identified on Appendix 2 hereto of the terms and conditions of this Agreement and the transactions contemplated herein, and diligently shall seek
(a) all approvals of, and consents to, this Agreement and such transactions from the Lender (the
"Lender's Approval") and from each such other Person (collectively, the "Other Necessary Approvals") as are required or necessary under all agreements, instruments and other understandings between or among the Seller, its Affiliates and the Lender or each such other Person, as the case may be, for the Acquisition to be effected, upon the terms and conditions described herein, at the Closing, (b) the
Lender's written confirmation of its acceptance of the terms and conditions of, and of its intent to execute and deliver at the Closing, the FNBB Intercreditor Agreement, the form and substance of which shall be satisfactory to SCBC and its legal counsel (the "Lender's Confirmation"), and (c) the Lender's written commitment to fund the Seller's purchase of the Excluded Assets to the extent the cash proceeds of the Acquisition to the Seller are not sufficient to do so (the "Lender's Commitment").

Section 5.11.  Designated Loans.

              SCBC and the Seller have agreed that the Loans listed on Exhibit H hereto (the "Designated
Loans") will be retained by the Association and will not be Excluded Loans. Notwithstanding the foregoing, if (i) there occurs a default under the terms of any document evidencing or securing a
Designated Loan and such default has not been cured within any applicable cure period set forth in such document(s) after delivery of any required notice of such default, or (ii) any representation or warranty pertaining to a Designated Loan set forth in this Agreement is determined to be inaccurate or untrue, then the Seller shall purchase such Designated Loan either (A) at the Closing and as an Excluded Loan, if the events described in clauses (i) or (ii) hereof shall occur prior to the Closing Date, or (B) within ten (10) days after the Seller's receipt of written demand from SCBC setting forth the circumstances requiring such purchase, in which case the Seller shall pay SCBC a cash purchase price equal to the unpaid principal balance and accrued interest due on such Designated Loan on the date of the Seller's purchase thereof minus the amount of any specific valuation allowances in respect of such Designated Loan existing on the books of the Association as of the Closing Date. The purchase of such Designated Loan by the
Seller shall be SCBC's sole remedy and recourse for the borrower's default on a Designated Loan or the inaccuracy or untruthfulness of any representation or warranty of the Seller pertaining to such Designated
Loan set forth in this Agreement.

                                 ARTICLE VI
                            CONDITIONS PRECEDENT

Section 6.1.  Conditions Precedent -- SCBC and the Seller

              The respective obligations of SCBC and the Seller to effect the transactions contemplated by this
Agreement shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective
Time:

              (a) The approval of the Acquisition by the Seller's shareholders shall have been duly and validly taken; and

              (b) Neither SCBC, any SCBC Subsidiary, the Seller, the Association nor any Association
Subsidiary shall be subject to any order, decree, judgment, ruling, or injunction of a court or governmental body of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated herein, nor shall any of them be a party or subject to any pending action, suit or proceeding before any court or governmental agency of competent jurisdiction wherein an unfavorable order, decree, judgment, ruling, or injunction would (i) enjoin or prohibit consummation of the transactions contemplated herein, (ii) cause any of the transactions contemplated herein to be rescinded following consummation, (iii) adversely affect the right of SCBC to own and/or to vote the Shares or to control the Association and the Retained Association Subsidiaries, or (iv) affect adversely the right of the Association or any Retained Association Subsidiary to own its assets and to operate its business.

Section 6.2.  Conditions Precedent -- the Seller

              The obligations of the Seller to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Time unless waived by the Seller pursuant to Section 7.3 hereof:

              (a)  The representations and warranties of SCBC set forth in
Article IV hereof (and, if applicable,
the representations and warranties of the Designated Subsidiary made as provided in Section 8.7) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by the Seller (which consent may not be unreasonably withheld);

              (b) SCBC shall have in all material respects performed all material obligations and complied with all material covenants required by this Agreement;

              (c) SCBC shall have delivered to the Seller a certificate, dated as of the Closing Date and signed on its behalf by its Chief Executive Officer, to the effect that the conditions set forth in Sections 6.1(b), 6.2(a), 6.2(b), 6.2(d) and 6.3(b) to the extent applicable to SCBC or any SCBC Subsidiary, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of his knowledge, threatened that reasonably may be expected to constitute a
Material Adverse Event with respect to SCBC and the SCBC Subsidiaries or that present a claim or demand to restrain or prohibit the transactions contemplated herein;

              (d) All approvals from the Federal Reserve Board, the OTS, the FDIC, the Commissioner and any other state or federal government agency, department or body necessary or required to effect the
Seller's purchase of the Repurchased Timeshare and Lot Assets as provided herein and the Acquisition and the Merger on the terms and conditions set forth herein shall have been received, all conditions imposed therein which are to be satisfied prior to the Effective Time shall have been so satisfied, all applicable notice and waiting periods shall have passed, and all such approvals shall be in effect;

              (e) SCBC shall have demonstrated its ability to make the deliveries required of it under Section
5.8(b);

              (f) The Seller shall have received such opinions of SCBC's counsel as it shall reasonably request;
and

              (g) The Seller shall have received the Lender's Approval, the Other Necessary Approvals and the Lender's Commitment.

Section 6.3.  Conditions Precedent -- SCBC

              The obligations of SCBC to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Time unless waived by SCBC pursuant to Section 7.3 hereof;

              (a) The representations and warranties of the Seller set forth in Article III hereof and of the Association in the Association Letter shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by SCBC (which consent may not be unreasonably withheld);

              (b) All approvals from the Federal Reserve Board, the OTS, the FDIC, the Commissioner and any other state or federal government agency, department or body necessary or required to effect the
Acquisition on the terms and conditions set forth herein or necessary or required to effect the Merger shall have been received, all conditions imposed therein which are to be satisfied prior to the Effective
Time have been so satisfied, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, however, that no such approval shall contain any term or impose any condition or requirement that is a term, condition or requirement that has not heretofore been normally imposed in transactions of the nature of the Acquisition and the Merger and that would constitute a Material Adverse Event (which term, solely for the purposes of this sentence, shall be deemed not to include parenthetical item (a) of the definition of "Material
Adverse Event" set forth in Article I) with respect to the Association and the Retained Association
Subsidiaries or the Association's successor pursuant to the Merger;

              (c) The Seller shall have in all respects performed all material obligations and complied with all covenants, each in all material respects, required by this Agreement;

              (d) The Seller shall have delivered to SCBC a certificate, dated as of the Closing Date and signed on behalf of the Seller by its Chief Executive Officer, to the effect that the conditions set forth in Sections
6.1(a), 6.1(b), 6.3(a) (except, with respect to representations and warranties of the Association in the Association Letter, qualified to the Seller's Knowledge), 6.3(b) and 6.3(c), to the extent applicable to the Seller, the Association or any of the Association Subsidiaries, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of the Seller's Knowledge, threatened that reasonably may be expected to constitute a Material Adverse Event in respect of the Association and the Retained Association Subsidiaries or that present a claim or demand to restrain or prohibit the transactions contemplated herein;

              (e) SCBC shall have received such opinions of the Seller's counsel and the Association's counsel as it shall reasonably request;

              (f) The Association and the Association Subsidiaries shall have conducted their businesses as provided in Section 5.6;

              (g) A change in the business, financial condition, operations, results of operations or prospects of the Association and the Association Subsidiaries, taken as a consolidated whole, that constitutes a
Material Adverse Event with respect to the Association and the Retained Association Subsidiaries shall not have occurred since September 30, 1993.

              (h) SCBC shall have received: (i) prior to the execution of this Agreement a signed copy of the Association Letter; and (ii) prior to the Closing, a letter dated as of the Closing Date, and in form and substance satisfactory to SCBC, signed on behalf of the Association by the Chief Executive Officer and the Chief Financial Officer of the Association and confirming that the matters referred to in Section 6.3(a) hereof insofar as they relate to the representations and warranties of the Association;

              (i) SCBC shall have received, effective as of the Effective Time, the resignations of the directors of the Association and each Retained Association Subsidiary (if and to the extent requested by SCBC at least ten (10) days prior to the Effective Time);

              (j) The Seller shall have demonstrated its ability to make the deliveries required of it under
Section 5.8(b);

              (k) The Lender shall have given the Lender's Approval and shall have executed and delivered the FNBB Intercreditor Agreement, and the Other Necessary Approvals shall have been given;

              (l) All UCC-1 financing statements and other Appropriate security documents necessary to perfect the Deferred Payment Security Interests, the Indemnification Security Interests and the Litigation
Security Interests shall have been filed with, and accepted for filing and filed of record by, all registrars of deeds, UCC filing authorities and similar governmental offices where such filings are required to perfect and establish of record such first liens and security interests; and

              (m) The Seller (or its designated Affiliate) (i) shall have purchased the Excluded Assets and assumed the Excluded Liabilities pursuant to one or more purchase and assumption agreements with the
Association and the Retained Association Subsidiaries, and shall have executed and delivered, or executed and received, all necessary related documents and instruments, all of which agreements, documents and instruments shall be in form, substance, and effect reasonably satisfactory to SCBC and its counsel, and
(ii) shall have advised SCBC of whether (A) it has paid the Seller's Payment to the Association and/or any Retained Association Subsidiary in immediately available funds, or (B) it desires to cause SCBC to deliver all or a portion of the Cash Payment Amount to the Association and/or to any Retained
Association Subsidiaries as an offset to, and as a credit against, the Seller's Payment, and/or (C) it desires to cause the Association to retain, and/or to pay to any Retained Association Subsidiary, all or a portion of the amount of the estimated Tax Sharing Liability as an offset to, and as a credit against, the Seller's
Payment.


                                        ARTICLE VII
                             TERMINATION, WAIVER AND AMENDMENT

Section 7.1.  Termination

              This Agreement may be terminated:

              (a) at any time on or prior to the Effective Time, by the mutual consent in writing of the parties hereto;

              (b) at any time on or prior to the Effective Time, by SCBC in writing if the Seller has, or by the Seller in writing if SCBC has, in any material respect, breached (i) any covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which breach has been materially adverse, and in the case of (i) or (ii) if such breach has not been cured by the earlier of 20 days after the date on which written notice of such breach is given to the party committing such breach or the Effective
Time;

              (c) on the Closing Date and prior to the Effective Time, by either party hereto in writing, if any of the conditions precedent to the obligations of such party to consummate the transactions contemplated hereby have not been satisfied or fulfilled, other than by reason of the failure of such party to fulfill its obligations under Section 5.2;

              (d) at any time, by either party hereto in writing, if any of the applications for prior approval referred to in Section 5.1 hereof are denied, and the time periods for appeals and requests for reconsideration have run;

              (e) by either party hereto in writing, if the Effective Time has not occurred by 5:00 o'clock, p.m., Greensboro, North Carolina time, on September 30, 1994 (or such later date as the parties shall mutually agree);

              (f) at any time after the 45th day after the date of this Agreement, by SCBC in writing, if prior to the time SCBC exercises its right of termination under this Section 7.1(f), the Seller shall have not delivered to SCBC written evidence of the Lender's Approval and the Other Necessary Approvals or if the Lender shall have not provided to the Seller the Lender's Confirmation, together with the definitive form of the FNBB Intercreditor Agreement, and the Lender's Commitment, in each case satisfactory in form and substance to SCBC and its counsel;

              (g) at any time after the 75th day after the date of this Agreement, by the Seller in writing, (i) if the Seller shall not have received the Lender's Approval and the Other Necessary Approvals, the
Lender's Confirmation (together with the definitive form of the FNBB Intercreditor Agreement) or the
Lender's Commitment on or prior to the time the Seller exercises its right of termination under this
Section 7.1(g), (ii) if the Lender shall have given the Lender's Commitment and the Lender's
Confirmation but thereafter refuses to honor the Lender's Commitment or to execute and deliver at the
Closing the FNBB Intercreditor Agreement, or (iii) if, after diligently exercising its best efforts in good faith, the Seller is unable to satisfy any of the conditions to funding of the Lender's Commitment and the purchase of the Excluded Assets, and the Seller provides satisfactory evidence to SCBC that, after diligently exercising its best efforts in good faith, the Seller will be unable to fund its purchase of the Excluded Assets through its own resources and/or through borrowings from Persons other than the
Lender; or

              (h) at any time, by either party hereto in writing, if such party determines in good faith that any condition precedent to such party's obligations to consummate the Acquisition is or would be impossible to satisfy.

Section 7.2.  Effect of Termination

              (a)  In the event this Agreement is terminated pursuant to
Section 7.1 hereof, this Agreement shall become void and have no further effect, except that (i) the provisions relating to confidentiality and expenses set forth in Sections 5.4 and 8.1, respectively, and (ii) the provisions relating to the consequences of termination set forth in Section 7.2(b), shall survive any such termination, and (ii) a termination pursuant to Section 7.1(b) shall not, except as otherwise may be provided pursuant to Section
7.2(b), relieve the breaching party from liability for an uncured breach of the covenant, undertaking, representation, or warranty giving rise to such termination. Without affecting any right, claim, or cause of action against the Seller, SCBC agrees not to assert any right, claim or cause of action against the
Association in the event of the termination of this Agreement for any reason.

              (b) In the event of termination of this Agreement by SCBC pursuant to Section 7.1(b) as a result of a deliberate or wilful action or inaction by the Seller, or in the event of termination by the Seller other than pursuant to Section 7.1, the Seller shall pay to SCBC Nine Hundred Twenty-Five Thousand Dollars
($925,000) within 30 days of written notice to the Seller by SCBC following such termination. In the event of termination by the Seller pursuant to Section 7.1(b) as a result of a deliberate or wilful action or inaction by SCBC, or in the event of termination of this Agreement by SCBC other than pursuant to
Section 7.1, SCBC shall pay to the Seller Nine Hundred Twenty-Five Thousand Dollars ($925,000)
within 30 days of written notice to SCBC by the Seller following such termination. Any amount paid pursuant to this Section 7.2(b) shall represent the liquidated damages of the party receiving such amount and shall constitute such party's sole and exclusive remedy for such termination.

Section 7.3.  Waiver

              Except with respect to any required regulatory approval, each party hereto by written instrument signed by the chief executive officer of such party, may at any time extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations and warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or (iii) the performance by the other party of any of its obligations set out herein. No waiver by either such party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                                     ARTICLE VIII
                                     MISCELLANEOUS

Section 8.1.  Expenses

              Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except (a) as otherwise provided for pursuant to
Section 7.2(b), and (b) as
otherwise provided in Sections 8.2, 8.3, 8.4 and 8.5; provided, however, if the Seller shall terminate this
Agreement in compliance with Section 7.1(g)(ii) or (iii), then within ten
(10) days of the date of such
termination, the Seller shall reimburse SCBC, in immediately available funds, an amount equal to the sum of (i) all fees paid or payable, and all expenses reimbursed or reimbursable, by SCBC to its outside attorneys, independent accountants, investment advisors, loan review consultants, computer consultants and other outside advisors and consultants in connection with services, analyses, considerations or activities undertaken in connection with the Acquisition, the Merger and/or this Agreement, (ii) all application and similar fees paid by SCBC or any SCBC Subsidiary to governmental agencies or departments in connection with the Acquisition or the Merger, and (iii) the sum of $20,000 as full reimbursement to SCBC and the SCBC Subsidiaries for out-of-pocket expenses incurred by them for travel, copying, telephone tolls and similar matters.

Section 8.2.  Indemnification

              SCBC and the Seller agree that upon consummation of the Acquisition at the Closing, the provisions of this Section 8.2 shall become and be in full force and effect.

                          (a)  Subject to the limitations set forth in this
Section 8.2(a) and in Section 8.2(c) hereof, and in accordance with the procedures set forth in Section 8.3 hereof and, if applicable, the Responsibilities
Agreement, the Seller shall indemnify and hold harmless SCBC, the Association and/or each of the
Retained Association Subsidiaries from and against all Indemnifiable Losses suffered by it or them by reasons of:

                           (i)  the untruthfulness or the inaccuracy
                                of any representation or warranty of the Seller or the breach of any covenant or agreement of the Seller contained in this Agreement, other than the representations, warranties, covenants and agreements set forth in Sections 3.2, 3.3, 5.3(f), 5.3(i) and 5.11 hereof;

                          (ii)  the untruthfulness or the
                                inaccuracy of any representations or
                                warranties of the
                                Seller set forth in Sections 3.2 and 3.3 of this Agreement;

                        (iii)   the breach of any agreement or
                                covenant of the Seller set forth in Sections
                                5.3(f) and 5.3(i) of this Agreement;

                         (iv)   the Class Action Litigation;

                          (v)   the Homeowners Litigation;

                         (vi)   the Bankruptcy Litigation;

                        (vii)   any "Excess Severance Benefit"
                                claimed against the Association or its
                                successor after the Merger by any hereafter named employee of the Association if he or she is involuntarily terminated by the
                                Association or by its successor after the Merger within twelve (12) months after the Effective Time: Betty Allison; Rick Downey; Sandy Harlan; John Johns; Barry Lesley;
                                Sandra Lully; and Anelson Watkins
                                (the "Named Employees").  The term "Excess
                                Severance Benefit" means an
                                amount equal to the excess, if any, of the lump sum benefit a Named Employee claims he or she is entitled to receive from the Association or its successor after the Merger over the amount of the lump sum severance benefit that would have been paid to that Named Employee pursuant to the severance policy of the
                                Association entitled "First Federal
                                Severance and Separation Plan," as in effect on March 1, 1994 (the "Policy"), if he or she had been eligible for a lump sum severance benefit under the Policy and if he or she had been involuntarily terminated on such date of termination; and

                       (viii)   the breach of any agreement or
                                covenant of the Seller set forth in Section 5.11 of this Agreement.

              A claim for indemnification pursuant to clause (i) of this
Section 8.2(a) may be made at any time
on or before 11:59:59 o'clock, p.m., Greensboro, North Carolina time on the nine hundred thirteenth
(913th) day after the Closing Date (the "Period End"). A claim for indemnification pursuant to clause
(iii) of this Section 8.2(a) may be made at any time on or before the date which is the sixth (6th) anniversary of the Closing Date. A claim for indemnification under clauses
(ii) and (vii) of this Section
8.2(a) may be made at any time prior to 30 days following the expiration of the applicable statute of limitations governing actions which could be brought arising out of the matters for which indemnification is provided in such clauses. Any claim for indemnification under clauses
(iv), (v) and (vi) may be made
at any time prior to 15 days after the Termination of the Litigation giving rise to such claim. Any claim for indemnification under clause (viii) of this Section 8.2(a) shall be made within 15 days after the
Seller's failure to purchase a Designated Loan in respect of which SCBC has made demand in accordance with the provisions of Section 5.11 hereof. Any claim for indemnification under clause (i) or (iii) of this
Section 8.2(a) that is not made within the time period provided herein shall be forever barred, notwithstanding any longer period provided in any otherwise applicable statute of limitations or any other rule or law to the contrary.

              With respect to claims for indemnification under clauses (i) of this Section 8.2(a) (but no other claims for indemnification under this Section 8.2(a) which shall be payable without limitation), the Seller shall not be required to make an Indemnity Payment for a single claim unless and until the amount of
Indemnifiable Losses arising from that claim exceed $50,000 (the "single-loss deductible"), after which amount the Seller shall pay all Indemnifiable Losses arising from that claim to the extent such
Indemnifiable Losses exceed the single-loss deductible. Notwithstanding the foregoing, the Seller shall make an Indemnity Payment of all Indemnifiable Losses arising from a claim under clause (i) of this
Section 8.2(a), without regard to the single-loss deductible of $50,000, if and when the aggregate amount of Indemnifiable Losses for which the Seller has not made Indemnity Payments as a result of the single-loss deductible equals $225,000 (the "aggregate-loss deductible") to the extent such Indemnifiable Losses exceed the aggregate-loss deductible. For purposes of determining whether or not the $50,000 single-loss deductible and/or any part of the $225,000 aggregate-loss deductible is available with respect to a claim for indemnification under clause (i) of this Section 8.2(a), the Indemnifiable Losses of SCBC, the
Association and the Retained Association Subsidiaries arising from a single claim shall be aggregated, and each dollar of Indemnifiable Loss of SCBC, the Association and/or a Retained Association Subsidiary from a claim (taking into consideration requirements imposed in the specific representation, warranty, covenant or agreement alleged to have been violated, such as a "materiality" or "Material Adverse Event" threshold, which must be satisfied before such representation, warranty, covenant or agreement can be violated and a corresponding claim for indemnification may be made) shall be charged against the single-loss and aggregate-loss deductibles; provided, however, each dollar of Indemnifiable Losses recovered by SCBC, the Association and/or any of the Retained Association Subsidiaries from any Person that is not an Affiliate of any of them prior to the making of such a claim for indemnification shall not be charged against the single-loss deductible or the aggregate-loss deductible. By way of example only, if the first six claims for indemnification under clause (i) of this Section 8.2(a) are separate and are made by SCBC in the following order and for Indemnifiable Losses in the amounts of $49,900, $49,900,
$49,900, $49,900 $25,000 and $500 (determined in each instance after taking into consideration any
"materiality," Material Adverse Event" or similar threshold applicable to the specific representation, warranty, agreement or covenant that SCBC asserts the Seller has breached), the Seller would not be obligated to make Indemnity Payments to SCBC for the first four claims for $49,900 each nor the fifth claim for $25,000, because each of these claims is for Indemnifiable Losses in an amount less than the $50,000 single-loss deductible and the aggregate of these five claims (i.e., $224,600) is less than the
$225,000 aggregate-loss deductible; the Seller would be obligated to make an Indemnity Payment for
Indemnifiable Losses of $100 to SCBC in respect of the sixth claim for $500, even though it is for an amount less than the $50,000 single-loss deductible, because the sum of the six claims (i.e., $225,100)
exceeds the $225,000 aggregate-loss deductible by this amount; and, thereafter, the Seller would be obligated to make Indemnity Payments for all claims under clause (i) of this
Section 8.2(a) without regard
to the $50,000 single-loss deductible.

              (b) Subject to the limitations set forth in this Section 8.2(b) and in Section 8.2(c) hereof, and in accordance with the procedures set forth in Section 8.3 hereof, SCBC shall indemnify and hold harmless the Seller from and against all Indemnifiable Losses suffered by the Seller by reason of the inaccuracy or untruthfulness of a representation or warranty of SCBC or the breach of any covenant or agreement of SCBC contained in this Agreement. A claim for indemnification pursuant to this Section 8.2(b) that is not made on or before the Period End shall be forever barred, notwithstanding any longer period provided in any otherwise applicable statute of limitations or any other rule of law to the contrary.

              (c) Notwithstanding anything in Section 8.2(a) hereof to the contrary, the Seller shall not be obligated to indemnify SCBC, the Association and/or any of the Retained Association Subsidiaries for
Indemnifiable Losses suffered by it or them by reason of the inaccuracy or untruthfulness of any representation or warranty of the Seller or the breach of any covenant or agreement of the Seller of which SCBC has actual, conscious awareness prior to the Effective Time; provided, however, that the preceding provision of this sentence does not apply to the Indemnifiable Losses arising from or incurred in connection with Indemnifiable Losses under Sections 8.2(a)(iv), (v), (vi), and (vii). Notwithstanding anything in Section 8.2(b) hereof to the contrary, SCBC shall not be obligated to indemnify the Seller for Indemnifiable Losses suffered by the Seller by reason of the inaccuracy of a representation or warranty or the breach of a covenant or an agreement of which the Seller has actual, conscious awareness prior to the Effective Time. The sole remedy and recourse for the inaccuracy or untruthfulness of a representation or warranty or the breach of a covenant or an agreement of which SCBC or the Seller, as the case may be, has actual, conscious awareness prior to the Effective Time (except, as provided above, this provision shall not apply to SCBC's awareness of the Litigation) shall be, in the case of the Seller, to refuse to waive the condition to Closing set forth in Section 6.2(a) hereof and to terminate this
Agreement under Section 7.1(b) hereof, and, in the case of SCBC, to refuse to waive the condition to
Closing set forth in Section 6.3(a) hereof and to terminate this Agreement under Section 7.1(b) hereof.

Section 8.3.  Indemnification Procedures.

              (a) With respect to indemnification under clauses (iv), (v) and (vi) of Section 8.2(a) for the Class
Action Litigation, the Homeowners Litigation and the Bankruptcy Litigation, respectively, the Seller and
SCBC shall execute and deliver at the Closing the Responsibilities Agreement, pursuant to which the
Seller shall assume the defense of each such Litigation matter that has not been Terminated as of the
Closing and SCBC shall undertake to cooperate in good faith in the defense of each such Litigation matter, all upon the terms and conditions set forth in the Responsibilities Agreement;

              (b) With respect to claims for indemnification under Section 8.2(a) hereof (other than clauses
(iv), (v) and (vi) thereof) and under Section 8.2(b) hereof:

                           (i)  If any Indemnified Party receives
                                notice of the assertion or commencement of any Third Party Claim against such Indemnified Party with respect to which any Indemnifying Party is obligated to provide indemnification under Section 8.2
                                (including any claim concerning a Named
                                Employee with respect to the matters
                                described in Section 8.2(a)(vii)), the
                                Indemnified Party will deliver to such
                                Indemnifying Party reasonably prompt written notice thereof, which in no event will be later than 15 calendar days after receipt of such notice of the assertion or commencement of such Third Party Claim.
                                Such notice will describe the Third
                                Party Claim in reasonable detail, will
                                include copies of all materials written in evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Losses that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnified Party, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnified
                                Party), and the Indemnified Party will
                                cooperate in good faith in such defense.

                          (ii)  If, within ten (10) calendar days
                                after the date of deliver of notice of a Third Party Claim to an Indemnifying Party pursuant to Section 8.3(b)(i), an
                                Indemnified Party receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 8.3(b)(i), the Indemnifying Party will not be liable to indemnify the Indemnified Party for any legal expenses subsequently incurred by the Indemnified
                                Party in connection with the defense
                                thereof, notwithstanding the definition of the term "Adverse Consequences;"
                                provided, however, that if the Indemnifying
                                Party fails to take reasonable steps
                                necessary to defend diligently such Third
                                Party Claim within 15 calendar days
                                after the delivery by the Indemnified Party of written notice that the Indemnified
                                Party believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnified Party in respect of all Indemnifiable Losses relating to the matter, the Indemnified
                                Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred by the Indemnified Party in connection therewith; and, provided further, that if the Indemnifying Party is also a party or party-in-interest to such Third Party Claim and the Indemnified Party receives a written opinion of counsel that, as a result of such status of the Indemnifying Party, counsel for the Indemnifying Party (the "Indemnifying
                                Party's Counsel") has, or reasonably will have, a conflict of interest in representing both the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, the Indemnified Party, upon notice to the
                                Indemnifying Party, may employ separate
                                counsel to represent the Indemnified
                                Party in such Third Party Claim (the
                                "Indemnified Party's Counsel"), with the expense of Indemnified Party's Counsel to be Indemnifiable Losses. In such events, the participation of the Indemnified Party's Counsel in any Third Party
                                Claim shall not preclude (a) continuing
                                representation of the Indemnifying Party in such Third Party Claim by the Indemnifying Party's Counsel, or (b) continuing representation of the Indemnified Party by the Indemnified Party's
                                Counsel in connection with matters related to or arising under the Agreement or the other agreements referenced herein. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to Liability or create any financial or other obligation on the part of the Indemnified Party. If a firm offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and the
                                Indemnifying Party desires to accept and agree to such offer, the Indemnifying
                                Party will deliver written notice to the Indemnified Party to such effect. If the Indemnified Party fails to consent to such firm offer with ten (10) calendar days after the delivery of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim; provided, however, the maximum amount of
                                Indemnifiable Losses for such Third Party
                                Claim may not exceed the amount of
                                Indemnifiable Losses incurred through the end of such ten (10) calendar day period, plus the amount of such settlement offer. In the event that (a) the Indemnifying Party ceases to take reasonable steps to defend any Third Party
                                Claim after expiration of the fifteen (15) day notice period prescribed in the first sentence of this clause (ii) of Section 8.3(b), or (b) the Indemnified Party elects to continue to contest or defend a Third
                                Party Claim as described in the
                                immediately preceding sentence, the
                                Indemnified Party may elect to retain the Indemnifying Party's Counsel to continue to contest or defend such Third Party
                                Claim.  The Indemnifying Party, after
                                consulting with and receiving the advise of its own counsel about this provision, agrees and consents, and waives all objections and assertions of conflicts of interest, to the continuing representation of the Indemnified Party by the Indemnifying Party's Counsel and/or the
                                Indemnified Party's Counsel in the
                                circumstances and as described in the
                                immediately preceding sentence.

                         (iii)  Any Direct Claim will be asserted
                                by delivery to the Indemnifying Party of reasonably prompt written notice thereof, which, except as otherwise specifically provided in Section 8.2(a), in no event will be later than 30 calendar days after the Indemnified Party becomes aware of such Direct Claim, and the Indemnifying
                                Party will have a period of 15 calendar days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 15 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

                           (iv)  A failure to give timely notice or
                                to include any specified information in any notices as provided in Sections 8.3(c)(i), 8.3(c)(ii) or 8.3(c)(iii) will not affect the rights or obligations of any party hereto except and only to the extent that, as a result of such failure, any party hereto that was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged as a result of such failure. The Indemnified Party shall use its best reasonable efforts to cooperate and assist the Indemnifying Party in defending any Third Party Claim, which shall include, but not be limited to, the pursuit of all cross-claims and counterclaims associated therewith (other than any such claim by the Indemnified Party against an Affiliate thereof) and reasonable access to all records and employees of the Indemnified Party;
                                provided, however, that all reasonable out-of-pocket costs and expenses of the Indemnified Party thereby incurred shall be reimbursed by the Indemnifying
                                Party within ten (10) days of written demand therefor.

                           (v)  If the amount of any Indemnifiable
                                Losses, at any time subsequent to the making of an Indemnity Payment or charge against the single-loss deductible and the aggregate-loss deductible, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, other than a recovery, settlement or other reduction from any Person that is an Affiliate of the Indemnified Party, or pursuant to any claim, recovery, settlement or payment by or against any Person that is not an Affiliate of the Indemnified Party, then the amount of such reduction, less any costs, expenses, premiums or taxes incurred in connection therewith, will promptly be repaid by the Indemnified Party to the Indemnifying
                                Party up to the amount of any Indemnity
                                Payment made in respect of such
                                Indemnifiable Losses, and any amount in
                                excess of such Indemnity Payment shall
                                be retained by the Indemnified Party, and the amount of any charge against the single-loss deductible and the aggregate loss deductible in respect of such Indemnifiable Losses shall be reversed and the deductibles restored up to the amount of such excess. Upon making any Indemnity Payment the Indemnifying
                                Party will, to the extent of such Indemnity
                                Payment and/or the amount of the
                                single-loss deductible and the aggregate-loss deductible charged against the claim associated with such Indemnity Payment, be subrogated to all rights of the Indemnified Party against any third party that is not an Affiliate of the Indemnified Party in respect of the Indemnifiable Losses to which the Indemnity Payment relates; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Losses, and (ii) until the Indemnified Party recovers full payment of its Indemnifiable Losses (other than the amount of the single-loss deductible and the amount of the aggregate-loss deductible charged against a Direct Claim or Third Party Claim or associated with the Indemnity Payment), any and all claims of the Indemnifying Party against such third party on account of said Indemnity Payment will be subrogated and subordinated in right of payment to the Indemnified Party's rights against such third party. Without limiting the generality or effect of any other provision of this Agreement, each such
                                Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

              (c) If a dispute arises with respect to Section 8.2 of this Agreement, the parties agree to resolve any such dispute by seeking a fair and prompt negotiated resolution, but if this is not successful, all disputes shall be resolved by arbitration pursuant to Section 8.5 of this Agreement.

Section 8.4.  Indemnification Collateral.

              (a) In order to secure the Seller's indemnification obligations under Section 8.2(a) hereof (the
"General Indemnity"), the Seller shall, at the Closing, grant, transfer and deliver to SCBC, as Collateral
Agent, perfected first liens and security interests ("Indemnification Security Interests") on and in Eligible
Collateral having a General Indemnity Value in an amount (the "Required General Indemnity Amount") of at least $1,500,000 (the "General Indemnity Collateral Pool"). In order to further secure the Seller's indemnification obligations under clause (iv) of Section 8.2(a) for the Class Action Litigation, but for no other purposes (the "Litigation Indemnity"), the Seller shall, at the Closing, grant, transfer and deliver to SCBC, as Collateral Agent, perfected first liens and security interests ("Litigation Security Interests") on and in Eligible Collateral having a Litigation Indemnity Value in an amount (the "Required Litigation
Indemnity Amount") of at least $244,000 (the "Litigation Indemnity Collateral Pool").

              (b) The term "General Indemnity Value" means: (i) in the case of Eligible Excluded Assets, 60% of the Net Book Value on the books of the Association or the applicable Retained Association Subsidiary as of the Closing Date minus the aggregate amount of principal repayments received by the Seller during the period of time from the Closing Date through the last day of the calendar month immediately preceding the date upon which the Indemnification Security Interests are granted in or on the Eligible
Excluded Asset (the "General Indemnity Security Interest Date"); and (ii) in the case of Other Eligible
Collateral, face value. The term "Litigation Indemnity Value" means (i) in the case of Eligible Excluded
Assets, 70% of the Net Book Value on the books of the Association or the applicable Retained
Association Subsidiary as of the Closing Date, minus, in the case of Eligible Excluded Assets, until the twelfth (12th) Monthly Adjustment (as defined below) 50% of the provisions for losses taken by the Seller and other write-downs in value on the Seller's books at or after the Effective Time in respect of such Eligible Excluded Assets (and thereafter such reserves and write-downs shall be disregarded), and minus the aggregate amount of principal repayments received by the Seller during the period of time from the Closing Date through the last day of the calendar month immediately preceding the date upon which the Litigation Security Interests are granted in or on the Eligible Excluded Asset (the "Litigation Indemnity
Security Interest Date"), and (ii) in the case of Other Eligible Collateral, face value. After the Closing, the General Indemnity Value and the Litigation Indemnity Value of the actual collateral from time to time
(the "Collateral") will be reviewed at the end of each calendar month, and Indemnification Security
Interests and/or Litigation Security Interests in any additional Eligible Collateral necessary to meet each of the Required General Indemnity Amount and the Required Litigation Indemnity Amount will be granted, transferred and delivered by the Seller to SCBC, as Collateral Agent (the "Monthly
Adjustment"), within ten (10) business days thereafter. For purposes of the Monthly Adjustment, the
General Indemnity Value and the Litigation Indemnity Value each will be calculated as of the last day of that month (rather than the General Indemnity Security Interest Date or the Litigation Indemnity
Security Interest Date, as applicable) and will also reflect any adjustments required by reason of any principal repayments received by the Seller in respect of Collateral during such month, unrepaired damage, destruction or condemnation. The Required General Indemnity Value of the General Indemnity
Collateral Pool will be reduced from time to time by the amount of any Indemnifiable Losses paid by the
Seller on indemnification claims under clause (i) of Section 8.2(a), whether on Direct Claims or Third
Party Claims, and a corresponding amount of the Collateral in the General Indemnity Collateral Pool shall be immediately released by SCBC, as Collateral Agent, from the Indemnification Security Interests.

              (c) The term "Eligible Collateral" means (i) Excluded Loans and Excluded Real Estate and JV
Interests (collectively, the "Eligible Excluded Assets"), and (ii) Cash, U.S. government obligations and other security of similar credit standing and liquidity mutually agreed upon by the Seller and SCBC
(collectively, the "Other Eligible Collateral").

              (d) The Seller may from time to time and at any time remove Collateral from the General
Indemnity Collateral Pool or the Litigation Indemnity Collateral Pool and SCBC, as Collateral Agent, shall release the Indemnification Security Interests or Litigation Security Interests, as applicable, on such
Collateral, provided that (i) Eligible Collateral having a General Indemnity Value or a Litigation
Indemnity Value, as applicable, equal to the Collateral to be removed and released shall be substituted immediately prior to the time of such removal and release, and (ii) the Seller shall give SCBC at least five (5) business days' prior notice of its intention to make a removal, release and substitution.

              (e) At the Closing (and at the time of the granting of any Indemnification Security Interests or
Litigation Security Interests after the Closing) the Seller and SCBC will enter into security documents which shall: (i) be Appropriate for the type of Eligible Collateral involved; (ii) be in form and substance identical (except for necessary changes) to those which will be agreed upon prior to the Closing; (iii) provide that the only obligations secured thereby are the Seller's obligations under the General Indemnity, in the case of security documents relating to any of the General Indemnity Collateral Pool, or the Seller's obligations under the Litigation Indemnity, in the case of security documents relating to any of the Litigation Indemnity Collateral Pool; (iv) permit all receipts from the Collateral, including, without limitation, principal, interest, dividends, rents, royalties, insurance proceeds, condemnation awards, sale proceeds and the like to continue to be paid to the Seller, unless an event of default has occurred under the security documents which relate to such Collateral, except that receipts of principal other than regular installment payments of principal, insurance proceeds, condemnation awards and sales proceeds shall be payable to the Seller only if the Required General Indemnity Amount or Required Litigation Indemnity
Amount, as applicable, of Collateral will remain in the General Indemnity Collateral Pool or the
Litigation Indemnity Collateral Pool, as applicable, after the payment thereof and after the addition thereto of any new Collateral by the Seller; (v) provide that any Collateral then remaining in the General
Indemnity Collateral Pool shall be released on the first business day which follows the Period End;
provided, however, if there then exists any unresolved Direct Claims or Third Party Claims made in accordance with the requirements of this Agreement, Collateral having a General Indemnity Value not less than the aggregate amount of such claim(s) shall be retained and released upon the final resolution of such claim(s) or partially released as multiple claims are finally resolved; (vi) provide that any
Collateral remaining in the Litigation Indemnity Collateral Pool upon Termination of the Class Action
Litigation shall be released on the 16th day following such Termination, and
(vii) provide, with respect
to Collateral in the General Indemnity Collateral Pool, that the Seller shall not be deemed to be in default of its obligations while the Seller is disputing its obligations to indemnify SCBC, the Association and/or the Retained Association Subsidiaries for any claims under clauses (i),
(ii), and (iii) of Section 8.2(a) of
this Agreement in accordance with the dispute resolution procedures set forth in this Agreement. The term "Appropriate" shall mean a document satisfactory in form and substance to SCBC and when used in respect of any Eligible Collateral which is: (A) an Excluded Loan, shall mean a security agreement,
UCC-1 financing statements, a collateral assignment of the promissory note representing such Excluded
Loan, and a collateral assignment of the related mortgage or deed of trust;
(B) Excluded Real Estate, shall
mean a mortgage (or deed of trust), an assignment of rents and security agreement, and UCC-1 financing statements; (C) an Excluded JV Interest, shall mean a security agreement, a collateral assignment of the
JV Interest of the Seller, and UCC-1 financing statements; (D) Cash or U.S. government obligations, shall mean a security agreement; and (E) subject to one or more prior third party liens or Security
Interests, shall mean Intercreditor Agreements which shall provide for the subordination of all such prior liens or Security Interests to the Indemnification Security Interests and/or the Litigation Security Interest being granted by the Seller to SCBC, as Collateral Agent.

              (f) any Collateral which is Cash, a U.S. government obligation, a note (including a note evidencing an Excluded Loan) or other asset the possession of which must be delivered to the creditor or an agent in order to perfect Indemnification Security Interests or Litigation Indemnification Security
Interests therein shall be held by SCBC as Collateral Agent or, at the Seller's election and at the Seller's expense, by another collateral escrow agent, who shall act as the agent and for the benefit of SCBC, the Association, the Successor and the Retained Association Subsidiaries and who shall be acceptable to
SCBC, pursuant to an escrow agent agreement in form and substance satisfactory to SCBC.

Section 8.5.  Arbitration

              Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American
Arbitration Association at a site located in the State of North Carolina, and, absent fraud, collusion or willful misconduct by the arbitrator(s) shown by clear and convincing evidence (rather than by a preponderance of the evidence), judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrator(s) may award injunctive relief or any other remedy available from a judge, including liquidated damages as set forth in
Section 7.2(b), the Penalty
as provided in Section 2.4(d), and reimbursement of expenses as provided in
Section 8.1, and shall award
costs, expenses and reasonable attorneys' fees to the prevailing party, but shall not have the power to award punitive or exemplary damages other than the Penalty. The fees and expenses of the arbitrator(s) shall be paid by the non-prevailing party (in the event one party prevails on all matters arbitrated) or by the parties in proportion to the monetary damages awarded to the other party as compared to the sum of all monetary damages awarded (in the event neither party prevails on all matters arbitrated). For example, a party awarded 60% of the sum of damages awarded to the parties would pay 40% of the fees and expenses of the arbitrator(s). The parties confirm that by agreeing to this alternate dispute resolution process, they intend to give up their right to have any dispute decided in a civil court by a judge or jury.

Section 8.6.  Entire Agreement

              This Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, including the Letter of Intent, dated December 15, 1993, as amended, other than documents referred to herein that are to be executed at or in connection with the Closing. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and permissible assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their successors, any rights, remedies, obligations or Liabilities.

Section 8.7.  Assignment

              Neither of the parties hereto may assign any of its rights or obligations under this Agreement to any other Person; provided, however, that SCBC may assign its rights and obligations to any SCBC
Subsidiary designated by it (herein, the "Designated Subsidiary") upon notice to the Seller, accompanied by a written assumption agreement executed by the Designated Subsidiary; provided, further, that notwithstanding such assignment to a Designated Subsidiary, SCBC shall remain, and jointly and severally with the Designated Subsidiary be, obligated with regard to all such obligations assigned. In the event that SCBC shall make such an assignment, each reference to SCBC herein shall be deemed to be a reference to both SCBC and the Designated Subsidiary, unless the context of such reference clearly requires otherwise. Notwithstanding any such assignment, SCBC shall be entitled to enforce, in its own name and on behalf of the Designated Subsidiary, its and the Designated Subsidiary's rights hereunder.

Section 8.8.  Notices

              All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, addressed as follows:

              If to the Seller:

                                     Fairfield Communities, Inc.
                                     Post Office Box 3375
                                     Little Rock, Arkansas  72203
                                     Attn:  Marcel J. Dumeny
                             (For Overnight Delivery):

                                     Fairfield Communities, Inc.
                                     2800 Cantrell Road
                                     Little Rock, Arkansas  72202
                                     Attn:  Marcel J. Dumeny

              With a required copy to:

                                     Jones, Day, Reavis & Pogue
                                     Post Office Box 660623
                                     Dallas, Texas  75226
                                     Attn:  Stephen L. Fluckiger

                 (For Overnight Delivery):

                                     Jones, Day, Reavis & Pogue
                                     2300 Trammell Crow Center
                                     2001 Ross Avenue
                                     Dallas, Texas  75201
                                     Attn:  Stephen L. Fluckiger

              If to SCBC:

                                     Security Capital Bancorp
                                     Post Office Box 1387
                                     Salisbury, North Carolina 28145-1387
                                     Attn:  David B. Jordan, Vice Chairman
and
                                       Chief Executive Officer

                 (For Overnight Delivery):

                                     Security Capital Bancorp
                                     507 West Innes Street
                                     Salisbury, North Carolina  28144
                                     Attn:  David B. Jordan, Vice Chairman
and
                                       Chief Executive Officer

              With a required copy to:

                                     Brooks, Pierce, McLendon, Humphrey &
                                       Leonard, L.L.P.
                                     Post Office Box 26000
                                     Greensboro, North Carolina 27420-6000
                                     Attn:  Robert A. Singer

                 (For Overnight Delivery):

                                     Brooks, Pierce, McLendon, Humphrey &
                                        Leonard, L.L.P.
                                     2000 Renaissance Plaza, 230 North Elm
                                      Street
                                     Greensboro, North Carolina  27401
                                     Attn: Robert A. Singer

Section 8.9.  Captions; Headings

              The captions and section headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 8.10.  Amendments

              No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by duly authorized executive officers of SCBC and the Seller.

Section 8.11.  Severability

              Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 8.12.  Construction

              The Seller and SCBC have participated jointly in the negotiation and drafting of this Agreement.
In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this
Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Seller and SCBC intend that each representation, warranty, covenant and agreement contained herein shall have independent significance.

Section 8.13.  Incorporation of Exhibits and Appendices

              The Exhibits and Appendices identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 8.14.  Specific Performance

              Each of the Seller and SCBC acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached prior to the Effective Time. Accordingly, each of the parties hereto agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. This Section 8.14 deals only with the right to pursue the equitable remedy of specific performance. The right to seek such remedy of specific performance shall not be deemed to enlarge or decrease the provisions of Section 7.2(b) hereof, and may be sought to be enforced in conjunction with, but in the alternative to, a claim under Section 7.2(b) or may be sought to be enforced independently of a claim under Section 7.2(b), but in no event shall a party hereto recover liquidated damages under
Section 7.2(b) hereof and seek to enforce specific performance of this Agreement.

Section 8.15.  Counterparts

              This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 8.16.  Governing Law

              This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

ATTEST:                              SECURITY CAPITAL BANCORP


s/ Bettina S. Jamison            By: s/ David B. Jordan
Asst. Secretary                         David B. Jordan
                                        Vice Chairman and
                                         Chief Executive Officer
(SEAL)

ATTEST:                            FAIRFIELD COMMUNITIES, INC.


s/ Marcel J. Dumeny              By: s/ John W. McConnell
Secretary                               John W. McConnell
                                        President and Chief Executive Officer

(SEAL)

                                   List of Exhibits

Exhibit       Topic                       First Reference


Exhibit A     Excluded Loans              Article I

Exhibit B     Excluded Real Estate and    Article I
               JV Interests

Exhibit C     List of Retained            Article I
              Association Subsidiaries

Exhibit D     Responsibilities            Article I
               Agreement

Exhibit E     License and Services        Section 5.9
               Agreement

Exhibit F     (Not used by agreement
               of the parties)

Exhibit G     (Not used by agreement
               of the parties)

Exhibit H     Designated Loans            Section 5.11

                                                      Exhibit A

                           Excluded Loans

                                             9/30/93               9/30/93
Loan                                         Principal             Specific
Number       Borrower                        Balance               Reserve

12508        Ostby/Commercial Federal        $28,488               $4,000
12509        Ostby/Commercial Federal         28,488                4,000
12526        Ridley/Commercial Federal        24,038                4,000
250558       Waddell Rubin Associates        317,386               10,000
271635       Snyder Farm Ltd. Ptnshp         473,417 (1)          150,000
277518       Waddell Rubin Associates         37,800                    0
277916       WRS Partnership                 667,928                    0
6716931      BMI/Home Federal                235,685 (2)                0
6722145      BMI/Home Federal              1,568,000 (2)          100,000
261070       John & Jeff Schwarz           1,075,315              300,000
8261074      John/Jeff Schwarz               372,699                    0
275312       Landgraff - Swift               100,000              100,000
1054         Anderson/Am Fam/Stone            26,070                    0
179930       William Proctor                   9,539                    0
231449       Alton Widenhouse                 61,418                    0
238784       Jack N. Wallace                  25,488                    0
238899       Charles E. Mitchell               3,288                    0
247987       Folger Hodges                     8,904                    0
248187       Kenneth Hewett                   69,424                    0
252877       Gus Thrift                        7,554                    0
258205       WE Varley/TA Durino              78,336                    0
259154       Lark Newsom, Jr.                 11,169                    0
259366       Laura Hatacher                   21,624                    0
259926       Johnie C. Cowick                  3,926                1,500
260082       Vander Thomas                    29,977                    0
262911       Rodney Scherick (5% owned)        2,387                    0
265626       Ricky Lambeth                   113,291                    0
265634       Ricky Lambeth                    47,957                    0
266868       Robert D. Blake, Jr.             36,269                    0
267369       Philip Hogan                     24,712                    0
267822       Gregory Kenzie                   22,717                    0
273530       Travis Blake                      8,802                    0
273857       Frank Steele                     22,496                    0
273996       Robert Waters                    17,764                    0
278938       McLain Hall                     123,918                    0
279617       Randolph Brock                    7,570                    0
282822       Gordon L. Vaughn                 15,579                    0
282830       Gordon L. Vaughn                 16,256                    0

                                                      Exhibit A
                                                    (continued)

                                             9/30/93               9/30/93
Loan                                         Principal             Specific
Number       Borrower                        Balance               Reserve

282848       Gordon L. Vaughn                 17,611                     0
282856       Gordon L. Vaughn                 19,305 (3)                 0
3721761      Bdton/Am Mtg Ser/Banks            6,760                     0
6723614      BMI/Home Federal                 68,454 (2)                 0
6723622      BMI/Home Federal                 68,454 (2)                 0
6741442      BMI/Home Federal                248,813 (3)                 0
7012704      Dwight Phillips                   9,420                     0
7015548      Eddie Wall                          208                     0
7045673      Fay Morrison                      7,880                     0
7049507      Victor Ward                       7,844                     0
7503028      Harry F. Hawkins                 29,057                     0
7060205      Joe Newsom                        1,580                     0
7506047      Raymond G. Wiggins               18,502                     0
7507193      Wm. Singletary                   13,168                     0
7507520      Gregory Warnock (FHLMC 5%)        2,038                     0
9002693      Edwin R. Ham                    144,358                     0
9008704      Frank Spencer                   118,821                     0
9017347      Danny Chapman (VA)              100,736                     0
172580       Jay Kumar                       109,716                     0
271423       City Wide Investments            86,410                     0
272259       Raleigh Bynum                   285,173                     0
             Hospitality Investors One     1,653,915                     0
             Minnesota Participation Loans   996,725                     0

             American Savings & Loan - Sunrise 982,774                   0
             Plaza participation loan

             Lambeth/Magnum Loans             290,831                7,347
             Total                        $11,034,232             $680,847

(1) See "B. Joint Venture Interests" in Exhibit B for related joint venture interest.
(2) The Association is in the process of selling loan nos. 6716931, 6722145, 6723614, 6723622 and 6741442 to Home Federal Savings and Loan Association ("Home Federal") and repurchasing the Rubin Business Center Carowinds loan from Home Federal with a principal balance at March 31, 1994 of $1,243,782 pursuant to a letter dated March 23, 1994 between the Association and Home Federal. Total Excluded Loans does not reflect the closing of these proposed transactions. If such proposed transactions are consummated, the Rubin Business Center Carowinds loan will be an "Excluded Loan."
(3) Sold at REO sale on March 7, 1994.

                                                      Exhibit B

                  Excluded Real Estate, JV Interests and Other Assets

                                             9/30/93               9/30/93
Loan                                         Principal             Specific
Number       Borrower                        Balance               Reserve

             Am Savings/Queene Anne         $1,821,029            $560,000
CFS          Linden Oaks Lots                  206,309              37,000
261973       Land's End Dev M/Bch            1,060,052             660,052
             Crossland/Ashkenazy             2,720,104             440,600
264230       Mimnaugh Partnership              888,514             200,000
254256       Mimnaugh Partnership              377,240                   0
8264250      Mimnaugh Partnership               69,357                   0
             N. S. Harrison                    616,000                   0
277275       Magnum Properties                 309,404                   0
278069       The Calabash Cove                 250,067 (1)               0
281004       TL Properties                     496,289              25,721
271643       Shops on the Green              2,571,976              55,247
             Providence Landing (UFSC)         160,092             500,000
             Linden Oaks Lots (UFSC)            82,864                   0
             Kimmerly Glenn Lane (CF)          150,000               4,133
             Total                         $11,779,297          $2,036,753

B. Joint Venture Interests

                                             9/30/93               9/30/93
                                             Principal             Specific
Borrower                                     Balance               Reserve

Rhien-Carolina Associates, a joint venture  $100,170               $30,730
Carolina Financial Services Corporation/
  Partial Settlement/JV Partner                    0 (2)                 0
Snyder Farms Limited Parntership             544,001 (3)                 0
Waddell Rubin Carolina Associates
  Limited Partnership                        214,274                87,000
Waddell Rubin Associates/LVG 51              914,574 (4)           465,000
Waddell Rubin Associates/LVG 51           $1,773,019              $582,730

(1) Sold and paid off on October 29, 1993.
(2) This settlement relates to the Kimmerly Glenn Lane REO listed above.
(3) Excludes Loan No. 271635 with a 9/30/93 principal balance of $473,417.
(4) Includes loans at 9/30/93 of $369,109 and JV Interests at 9/30/93 of
    $545,438.

                                                      Exhibit B
                                                    (continued)

                                             Approximate Balance
c. Other Assets                                   at 2/28/94

Accounts receivable claims                        $14,280
Accounts receivable forgery                         5,923
Premium Graham Savings and Loan (loans sold)       28,142
Stock Financial Inst. Ins. Group                   50,200
Notes receivable UPS Carrington                         0 (5)
Accounts receivable Alta Enterprises (UFS)        100,833 (6)
Accounts receivable Shops on Green UFS             13,946
   Total                                         $213,324

   Total Excluded Real Estate,                $13,765,640
     JV Interests and Other Assets
        Less Specific Reserves                  2,619,483

           Net Excluded Real                  $11,146,157
            Estate, JV Interests
            and Other Assets

(5) Included in Waddell Rubin Associates/LVG 51 under "Joint Venture Interests" above. See note 4 above.
(6) May be transferred to Designated Loans if appraisal is satisfactory to SCBC.

                                                       Exhibit C

                     Retained Association Subsidiaries

1.  Carolina Financial Services Corporation
2.  Northbound, Limited
3.  University Financial Services Corporation, Inc.
4.  First Residential Mortgage Group, Inc.
5.  North Carolina Financial Services Corporation



                                                    Exhibit D

                      RESPONSIBILITIES AGREEMENT


     RESPONSIBILITIES AGREEMENT ("Agreement"), dated ___________ __,
1994, among
Fairfield Communities, Inc., a Delaware corporation ("FCI"), Security Capital Bancorp, a North Carolina corporation ("SCBC"), and First Federal Savings and Loan Association of Charlotte, a federal savings and loan association ("Association").

                              WITNESSETH:

     WHEREAS, FCI and SCBC have entered into a Stock Purchase
Agreement, dated April 5, 1994
(the "Purchase Agreement"), providing, among other things, for FCI's sale of all of the outstanding capital stock of the Association to SCBC;

     WHEREAS, as provided in Section 8.2(iv), (v) and (vi) of the Purchase Agreement, FCI has agreed to indemnify SCBC, the Association and the Retained Association Subsidiaries from and against
Indemnifiable Losses suffered by them or any of them by reason of the Litigation, and has agreed to assume at its own expense the defense of the Litigation;

     WHEREAS, it is contemplated that the Association will be merged with and into Security Bank and Trust Company, a North Carolina commercial bank (the "Successor"), immediately after the Closing and the Successor shall succeed to all rights to indemnification of the Association upon the consummation of the Merger; and

     WHEREAS, a condition to SCBC's obligation to consummate the Acquisition is the execution and delivery by FCI and SCBC of this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreement herein contained, the parties hereto do hereby agree as follows:

Section 1.  Defined Terms.

     Capitalized terms appearing in this Agreement shall have the meanings ascribed to them herein;
provided, however, that capitalized terms appearing herein and in the Purchase Agreement shall be deemed to have the meanings ascribed to them in the Purchase
Agreement.

Section 2.  Assumption of Defense.

     (a) As contemplated in Section 8.3(a) of the Purchase Agreement, FCI hereby assumes the defense of, and agrees to defend diligently, the Association, the Successor and the Retained Association
Subsidiaries in the Litigation on the terms and conditions set forth herein.

     (b) In the event FCI assumes the defense of any Third Party Claim other than the Litigation in accordance with and as provided in Section 8.3(b) of the Purchase Agreement or in the event of the addition of SCBC, the Association, the Successor or any Retained Association Subsidiary as a defendant, cross-defendant, counter-defendant or third-party defendant to any Litigation pending or threatened at the Effective Time, FCI shall diligently defend SCBC, the Association, the Successor and the Retained
Association Subsidiary, as applicable, in such Third Party Claim or Litigation.

Section 3.  Expenses of Defense; FCI Counsel.

     (a) FCI shall conduct the defense of all Litigation and of all Third Party Claims for which it assumes the obligation to defend as described in Section 2(a) and
Section 2(b) (collectively, the "Assumed
Litigation") at its own expense, including, but not limited to, the payment of all legal, investigatory, expert and similar fees and expenses, witness fees, transcript costs, court costs, appeal bonds, appeal bond premiums and printing costs.

     (b) FCI shall retain legal counsel to assist it in the defense of the Assumed Litigation ("FCI's
Counsel") who shall be reasonably satisfactory to SCBC and who shall be deemed to have an attorney-client relationship with SCBC, the Association, the Successor or the Retained Association Subsidiaries with respect to the relevant Assumed Litigation matter for all purposes other than the payment of the foregoing legal and other fees, expenses and costs.

     Notwithstanding the attorney-client relationship that shall be deemed to exist between FCI's
Counsel and SCBC, the Association, the Successor or the Retained Association Subsidiaries in respect of an Assumed Litigation matter, so long as FCI diligently defends the Assumed Litigation matter, FCI shall have sole authority to instruct FCI's Counsel with respect to the Assumed Litigation matter and
FCI's Counsel shall be entitled to rely upon such instructions without verification or confirmation from
SCBC, the Association, the Successor or the Retained Association Subsidiaries or SCBC's Counsel (as defined in Section 5(a) below). SCBC acknowledges that FCI has retained the law firm of Bell, Davis
& Pitt, P.A. of Winston-Salem, North Carolina as FCI's Counsel to defend the Class Action Litigation and that SCBC is reasonably satisfied with FCI's Counsel in this matter. SCBC further acknowledges that FCI has retained the law firm of Perry, Patrick, Farmer & Michaux of Charlotte, North Carolina as FCI's Counsel to defend the Homeowners' Litigation and the Bankruptcy Litigation and that SCBC is reasonably satisfied with FCI's Counsel in these matters.

Section 4.  Cooperation of Defendants.

     (a) SCBC, the Association, the Successor and the Retained Association Subsidiaries shall cooperate with and assist FCI and FCI's Counsel in FCI's defense of the Assumed Litigation. In connection therewith, SCBC, the Association, the Successor and the Retained Association Subsidiaries
(i) shall provide to FCI and FCI's Counsel at mutually agreeable times access to their employees having knowledge of the facts and circumstances pertaining to the Assumed Litigation and to their records and other documents that are relevant to the Assumed Litigation (the "Records"), (ii) shall assist FCI and FCI's Counsel in locating and maintaining those of the Records that would be necessary or useful in preparing to defend and/or in defending the Assumed Litigation, (iii) shall provide work space on the premises of the Association or the Successor when necessary to interview the aforesaid employees or to review the Records, and (iv) shall designate officers of SCBC, the Association, the Successor and the
Retained Association Subsidiaries to execute on behalf thereof such pleadings, discovery responses and similar documents ("Litigation Papers") as are necessary in the conduct of the defense of the Assumed
Litigation, in each case, however, after review and approval (which approval shall not be unreasonably withheld or delayed) of such Litigation Papers by SCBC's Counsel.

     (b) To the extent employees of SCBC, the Association, the Successor or any Retained
Association Subsidiary incur out-of-pocket expenses in connection with the matters set forth in Section
4(a) that are reimbursed by his or her employer, SCBC shall provide written evidence of such reimbursement to FCI and FCI shall pay the amount thereof to the applicable employer within ten (10) days of FCI's receipt of such written evidence.


Section 5.  SCBC Counsel.

     (a) Separate counsel retained by SCBC ("SCBC's Counsel") shall be entered in each Assumed
Litigation matter as co-counsel with FCI's Counsel appearing therein. Except as otherwise specifically provided in Sections 8.2 and 8.3(b)(ii) of the Purchase Agreement, all fees and expenses of SCBC's
Counsel shall be borne by SCBC, the Association, the Successor and/or one or more of the Retained
Association Subsidiaries as determined by SCBC.

     (b) SCBC's Counsel and FCI's Counsel shall enter into a joint defense agreement in each
Assumed Litigation matter (i) recognizing their joint representation of SCBC, the Association, the
Successor and/or the Retained Association Subsidiaries, as applicable, in the Assumed Litigation matter,
(ii) providing that FCI's Counsel shall have primary responsibility for the conduct of all such Assumed
Litigation matter, (iii) providing that FCI's Counsel shall advise SCBC's Counsel of all material factual and legal aspects of such Assumed Litigation matter and all discussions between FCI (and its officers, agents and Affiliates) and FCI's Counsel, and all discussions between FCI's Counsel and investigators, expert witnesses and consultants employed by FCI or FCI's Counsel, concerning any material aspect of the conduct of such Assumed Litigation matter, and (iv) containing such other provisions concerning privileged communications and work product as are addressed customarily in such agreements.

     (c) FCI and FCI's Counsel in an Assumed Litigation matter will keep SCBC's Counsel fully advised in a timely manner of all settlement proposals, discussions and negotiations concerning that
Assumed Litigation matter.

     (d) The provisions of Section 8.3(b)(ii) of the Purchase Agreement are incorporated herein by this reference as if fully set forth, with each of the following terms used Section 8.3(b)(ii) of the Purchase
Agreement to have the following ascribed meanings: "Third Party Claim" shall mean the Assumed
Litigation; "Indemnifying Party" shall mean FCI; and "Indemnified Party" shall mean SCBC, the
Association, the Successor and the Retained Association Subsidiaries.

Section 6.  Cross-Claims, Counterclaims and Third-Party Claims.

     (a) Consistent with the provisions of Section 8.3(b)(iv) of the Purchase Agreement, upon the request of FCI, each of SCBC, the Association, the Successor and the Retained Association Subsidiaries shall commence and diligently pursue in an Assumed Litigation matter all cross-claims, counterclaims and third-party claims available to it against a Person other than SCBC, an SCBC Subsidiary, the Association, the Successor or a Retained Association Subsidiary ("Claims"); provided, however, that all reasonable out-of-pocket costs and expenses incurred by them in doing so shall be paid by FCI (or, upon FCI's failure to make payment, shall be Indemnifiable Losses) as provided in
Section 8.2(a) of the Purchase
Agreement.

     (b) Any monetary damages awarded to, and received by, SCBC, the Successor, the Association or a Retained Association Subsidiary upon Termination of an Assumed Litigation matter, in respect of that Assumed Litigation matter, shall be applied after Termination of such Assumed Litigation matter as a reduction of the Indemnifiable Losses arising from such Assumed Litigation matter and all such amounts exceeding the Indemnifiable Losses arising from such Assumed Litigation matter shall be remitted promptly to FCI.

Section 7.  Notices.

     All notices and other communications which are required or permitted hereunder shall be made in the manner and to the Persons set forth in Section 8.8 of the Purchase Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.


                           SECURITY CAPITAL BANCORP


                           By:
                               David B. Jordan
                               Vice Chairman and
                               Chief Executive Officer


                           FAIRFIELD COMMUNITIES, INC.

                           By:


                           FIRST FEDERAL SAVINGS AND
                           LOAN ASSOCIATION OF CHARLOTTE

                           By:
                               Robert T. Waugh
                               President


                                                                 Exhibit E

                          LICENSE AND SERVICES AGREEMENT

               THIS LICENSE AND SERVICES AGREEMENT (the "Agreement") to be effective the _____ day of __________, 1994 (the "Effective Date"), by and between First Federal Savings and Loan
Association of Charlotte ("Licensor") and ___________________________
("Tenant").

               WHEREAS, Tenant desires to obtain the right to utilize office and file space at a business location maintained by Licensor in the City of Charlotte, North Carolina;

               WHEREAS, Tenant desires to obtain certain services from Licensor as described hereinafter; and

               WHEREAS, Licensor desires to license office space and to provide certain services to Tenant.

               NOW, THEREFORE, the parties hereto agree as follows:

               1. License of Office Space. For the term hereof, Licensor hereby grants to Tenant a license to use office and file space of no less than one hundred (100) square feet in Licensor's headquarters building at 801 East Morehead Street, Charlotte, North Carolina or, at such time as Licensor shall no longer maintain its headquarters at such location, at such other business location maintained by Licensor in Charlotte, North Carolina as Licensor shall designate (the "Premises").

               2. Services. During the term hereof, Licensor shall provide to Tenant at the Premises the following services (the "Services"):

             (a) The use of a telephone;

             (b) Secretarial assistance on an
                 requested basis;

             (c) Access to a photocopying machine
                 and facsimile machine;

             (d) Use of a desk, desk chair, two
                 other chairs, credenza and filing cabinets, as required;

             (e) Lights and electrical power;

             (f) Reception services for call-
                 forwarding and message-taking purpose;

             (g) Use of a personal computer;

             (h) A parking space; and

             (i) Janitorial services.

               3. Term. The term hereof shall be two (2) years from the Effective Date; provided, however, that Tenant may terminate this Agreement upon five (5) days notice to Licensor.
                          4.      License and Services Fees.  During the
term hereof, Tenant shall pay to Licensor each month a license fee of $20.00 and a fee for the Services calculated as follows: (a) $75.00 per calendar month, plus (b) an amount equal to all long distance telephone charges attributable to activities of
Tenant's employees on or from the Premises during such month, plus (c) an amount equal to $10.00 multiplied by the number of hours of secretarial assistance utilized by Tenant, plus (d) $.07 per photocopy made. Licensor shall calculate and invoice Tenant for the sum of the license fee and the amount of the fee for Services on a monthly basis and Tenant shall pay such amount within ten (10) days of receipt of an invoice. All payments of license fees and fees for Services for a calendar month shall be made to Licensor at Security Capital Bank, Post Office Box 1387, Salisbury, North Carolina 28145-
1387, Attn:  Pressley A. Ridgill.

               5. Use of Premises. The Premises will be used by Tenant and its employees and invitees only for the purposes of administering, collecting, servicing and selling or otherwise disposing of the
Excluded Assets, as defined in the Stock Purchase Agreement, dated April 5, 1994, between Security
Capital Bancorp and Fairfield Communities, Inc. (the "Stock Purchase Agreement"), and any other purpose specifically contemplated in the Stock Purchase Agreement. No other business activities may be carried on by Tenant at, on or through the Premises. No business activities shall be carried on by Tenant or its employees before or after Licensor's normal hours of operation, as established by Licensor from time to time, without Licensor's prior consent. Tenant's employees shall not state, indicate or infer that they are employees of Licensor.

               6. Repairs. Licensor shall make and pay for repairs to the Premises which are necessary to keep the same in a good state of repair, except that Tenant shall be responsible for all damages to the Premises and repairs thereof resulting from the wilful or negligent acts or omissions of Tenant or its employees. Tenant shall maintain the Premises free of debris, nuisances or obstructions. No improvements or changes may be made to the Premises by Tenant without Licensor's prior written approval. Approved changes shall be solely at Tenant's expense. Tenant will return the Premises to
Licensor in the same condition as of the Effective Date, reasonable wear and tear excepted.

               7. Compliance; Surrender of Premises. During the term of this Agreement, Tenant shall obey all applicable laws, statutes and government regulations relating to the business activities conducted at, on or through the business location of Licensor on which the Premises are located. Tenant shall peacefully surrender possession of the Premises to Licensor upon the termination of this Agreement.

               8. Insurance. Licensor shall maintain at its own expense public liability insurance in reasonable and customary amounts covering its business location on which the Premises are located.
Tenant may, at its option, maintain at its expense insurance coverage of its personal property on the
Premises. In no event shall Licensor be liable for damages to or loss of the personal property of Tenant or any of its employees.

               9. Signage. Tenant shall place a sign or other easily readable notice on the Premises identifying such Premises as a business location of the Tenant.

               10. Default. Notwithstanding any other provision herein, default in the payment of any fee due Licensor under this Agreement or in the performance of any other covenant, agreement, obligation or condition herein shall entitle Licensor, at its option, to terminate this Agreement if, after giving notice of such intention to terminate setting forth the ground therefor, Tenant does not within three (3) days remedy such ground or grounds for termination. Upon any such termination for any default of Tenant,
Licensor, its agents or attorneys shall have the right without further notice or demand to reenter the Premises and remove all Tenant's and its employees' property therefrom without prejudice to any remedies for arrears of payments due or breach of covenant. In addition to the foregoing rights, Licensor shall have such other and further rights as are allowed by law or in equity. Failure to exercise any right hereunder on any one or more occasion shall not be deemed a waiver of any right to exercise such right on other occasions. Licensor shall be entitled to recover the costs, including court costs and reasonable attorneys' fees, it incurs as a result of enforcing the provisions of this Agreement.

               11. Assignment; Successors. This Agreement and the parties' rights and obligations hereunder shall enure to the benefit of their respective successors. The Premises shall not be sub-licensed nor this Agreement assigned by Tenant in whole or in part, except to Fairfield Communities, Inc. This
Agreement may be assigned by Licensor to Security Capital Bancorp or any subsidiary thereof.

               12. Entire Agreement. This Agreement contains all of the agreements between the parties hereto with respect to the subject matter hereof and may not be modified in any other manner than by agreement in writing by all the parties hereto or their successors in interest.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective the date first above written.

LICENSOR                                TENANT

FIRST FEDERAL SAVINGS AND LOAN
ASSOCIATION OF CHARLOTTE

By:                                     By:

Title:                                  Title:

                           List of Appendices

Appendix            Topic                              First Reference

Appendix 1          Deferred Payment                   Section 2.4(b)
                       Percentages

Appendix 2          Other Necessary                    Section 5.10
                       Approvals

                              Appendix 1


Deferred Payment Amount                                    $1,387,000

Percentage A                                                       70%
Percentage B                                                       23%
Percentage C                                                       15%
Percentage D                                                        7%
                               Appendix 2

                       Other Necessary Approvals


1. First National Bank of Crossville ("FNBC") consent to sale of a substantial part of Seller's assets pursuant to Section 5.5 of a loan agreement between FNBC and Fairfield Communities Land
              Company, Inc. (Predecessor to Seller) dated February 7, 1977.

2.            United States Farmers Home Administration, as guarantor of a note issued pursuant to the above-
              described loan agreement with FNBC.

                                                              Exhibit H

                             Designated Loans

                                                          2/28/94
       Borrower                                         Loan Amount
1.     McNally-Baulieu Homes                              $ 64,000
2.     McNally-Baulieu Homes                                56,000
3.     Potter Builders                                      64,000
4.     Schafer Builders (Lot 9, Block 1, 11/12/93;
          (Lot 29, Block 1, 3/4/94)                        112,000
5.     Partidge Chowning                                    62,000
6.     Alta Enterprises*                                   100,833

* The Association is obtaining an appraisal to determine whether the fair market value of the collateral underlying these loans is sufficient under normal underwriting and lending guidelines to cover the outstanding first and second liens on this property. If the fair market value of the collateral is sufficient as stated in the foregoing sentence, the loans will remain Designated Loans. If the fair market value of the collateral is not sufficient as stated, these loans will be reclassified as Excluded Loans.